Exhibit 2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

BILL BARRETT CORPORATION

AND

BILL BARRETT CBM CORPORATION

AS SELLERS

AND

ENCORE ENERGY PARTNERS OPERATING, LLC

AS BUYER

AND

VANGUARD NATURAL RESOURCES, LLC

AS PARENT GUARANTOR

Dated: October 31, 2012

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Piceance Basin Leases and Lands
Exhibit A-2	Wind River Leases and Lands
Exhibit A-3	Powder River Leases and Lands
Exhibit A-4	Piceance Basin Surface Use Agreements and Rights-of-Way
Exhibit A-5	Wind River Surface Use Agreements and Rights-of-Way
Exhibit A-6	Powder River Surface Use Agreements and Rights-of-Way
Exhibit B-1	Piceance Basin Wells
Exhibit B-2	Wind River Wells
Exhibit B-3	Powder River Wells
Exhibit C	Allocated Values
Exhibit D-1	Form of Assignment and Bill of Sale (Piceance)
Exhibit D-2	Form of Assignment and Bill of Sale (Wind River)
Exhibit D-3	Form of Assignment and Bill of Sale (Powder River)
Exhibit D-4	Form of Assignment and Bill of Sale (Effective 1/1/14)
Exhibit D-5	Form of Assignment and Bill of Sale (Effective 1/1/15)
Exhibit D-6	Form of Assignment and Bill of Sale (Effective 1/1/16)
Exhibit E-1	Form of Waltman Office Special Warranty Deed
Exhibit E-2	Form of Piceance Special Warranty Mineral Deed
Exhibit E-3	Form of Piceance Special Warranty Mineral Deed (Effective 1/1/14)
Exhibit E-4	Form of Piceance Special Warranty Mineral Deed (Effective 1/1/15)
Exhibit E-5	Form of Piceance Special Warranty Mineral Deed (Effective 1/1/16)
Exhibit F	Escrow Agreement
Exhibit G	Piceance JOA
Exhibit H	Transition Services Agreement
Exhibit I	Accommodation Agreement
Exhibit J	Marketing Term Sheet
Exhibit K	Seismic License
Exhibit L	Parent Guarantee

Schedule 4.06	Rights of Preferential Purchase
Schedule 4.07	Consents to Assignment of Leases and Surface Agreements
Schedule 4.07A	Consents to Assignment of Contracts
Schedule 5.06	Litigation
Schedule 5.07	Tax Audit
Schedule 5.08	Authorizations for Expenditures
Schedule 5.10	Contracts Other Than Surface Agreements
Schedule 5.13	Bonds
Schedule 5.14	Plugging Obligations
Schedule 5.19	Piceance Royalty Audit
Schedule 5.25	Tax Partnership
Schedule 5.29	Environmental Matters

v

TABLE OF DEFINED TERMS

Accommodation Agreement	36
Additional Mineral Deeds	17
Agreement	1
Allocated Values	11
Assets	1
Assignment	16
Assumed Obligations	51
Barrett	1
Breach	64
Business Employee	37
Buyer	1
Buyer’s Environmental Review	21
Casualty	59
Casualty Loss	59
CBM Corp	1
CERCLA	23
Claims	54
Closing	40
Closing Date	40
COBRA	38
Contracts	7
Deep Rights	7
Deposit	10
Documents	60
DTPA	60
Effective Time	12
Environmental Defect	22
Environmental Defect Value	23
Environmental Information	22
Environmental Laws	23
Environmental Obligations	53
Equipment	7
Escrow Agent	17
Excluded Assets	7
Exhibit A	6
Exhibit A-1 Lands	1
Exhibit A-1 Lease	1
Exhibit A-1 Leases	1
Exhibit A-2 Lands	3
Exhibit A-2 Lease	3
Exhibit A-2 Leases	3
Exhibit A-3 Lands	5
Exhibit A-3 Lease	5
Exhibit A-3 Leases	5
Exhibit B	7
Final Settlement Date	43
Final Settlement Statement	43
Governmental Authority	23
Group Health Plan	37
Hard Consents	19
Hydrocarbons	6
includes and including	63
Independent Expert	25
Information	30
Interim Operating Expenses	41
Interim Settlement Statement	42
JPMorgan Chase Liens	18
knowledge	63
Lands	6
Laws	17
Lease	6
Leases	6
Marketable Title	13

Marketing Agreement	36
material	63
Material Adverse Effect	64
Material Contract	28
Net Revenue Interest	14
New Employee	37
NORM	59
Notice of Disagreement	43
Notification Date	13
OPA	23
Parent Guarantee	36
Parent Guarantor	1
Parties	1
Party	1
PDNP	11
Permits	7
Permitted Encumbrances	17
Piceance Basin Assets	1
Piceance Equipment	2
Piceance Gathering Assets	2
Piceance Interest	2
Piceance Interests	2
Piceance JOA	35
Piceance Water Infrastructure	2
Piceance Wells	2
Plugging and Abandonment Obligations	52
Powder River Assets	5
Powder River Equipment	5
Powder River Interest	5
Powder River Interests	5
Powder River Wells	5
Production Imbalances	12
Proprietary Seismic	36
PUD Locations	11
Purchase Price	10
Purchase Price Allocations and Adjustments	42
RCRA	23
Records	7
Representatives	54
Retained Obligations	52
Sale-Leaseback Agreement	48
Seismic License	36
Seller	1
Settlement Statement	42
Shallow Rights	7
Soft Consents	19
Surface Agreements	7
Tax	64
the base of Fort Union Formation	7
Third Party	49
Title Benefit	20
Title Benefit Value	20
Title Defect	13
Title Defect Value	14
Transition Services Agreement	35
Waltman Office	4
Wells	7
Wind River Assets	3
Wind River Equipment	4
Wind River Interest	3
Wind River Interests	3
Wind River Proposal	49
Wind River Wells	4
Working Interest	14

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 31st day of October, 2012, by and between BILL BARRETT CORPORATION, a Delaware corporation (“Barrett”) and BILL BARRETT CBM CORPORATION, a Delaware Corporation (“CBM Corp” and, together with Barrett, collectively, “Seller”), on the one hand, and ENCORE ENERGY PARTNERS OPERATING, LLC, a Delaware limited liability company (“Buyer”) and VANGUARD NATURAL RESOURCES, LLC, a Delaware limited liability company (“Parent Guarantor”), on the other hand. Barrett, CBM Corp, Buyer and Parent Guarantor are collectively referred to herein as the “Parties,” and are sometimes referred to individually as a “Party.”

R E C I T A L S:

WHEREAS, Barrett owns certain oil and gas leases located in Colorado and Wyoming and certain associated assets as defined and more fully described below in Section 1.02 as to the Piceance Basin Assets, in Section 1.03 as to the Wind River Assets, and in Section 1.04 as to the Powder River Assets and CBM Corp owns certain associated assets among those defined and described in Section 1.04 (collectively, the “Assets”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, all upon the terms and conditions hereinafter set forth;

WHEREAS, to induce Seller to sell the Assets to Buyer, Parent Guarantor joins this Agreement to guarantee that Buyer will perform its obligations hereunder.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) cash in hand paid and of the mutual benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

ASSETS

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02 Piceance Basin Assets. Subject to Section 1.06 and Section 3.01, the term “Piceance Basin Assets” shall mean (subject to increase as set forth in Section 3.01(a)):

(a) an undivided 18% of all of Seller’s right, title and interest in the oil, gas and other mineral leases described on Exhibit A-1 (collectively, the “Exhibit A-1 Leases” and singularly an “Exhibit A-1 Lease”) and any overriding royalty interests, royalty interests, fee mineral interests, non-working or carried interests, operating rights, and other rights and interests described in Exhibit A-1, and the lands covered thereby or pooled, communitized or unitized therewith (the “Exhibit A-1 Lands”), and an undivided 18% of all of Seller’s right, title and interest in all oil, gas, associated liquids, other hydrocarbons, and other lease substances that may be produced and saved under the Exhibit A-1 Leases and from any lands pooled, communitized, or unitized therewith (the Exhibit A-1 Leases, the Exhibit A-1 Lands, and the lease substances described above being collectively referred to as the “Piceance Interests” or, singularly, a “Piceance Interest”);

(b) an undivided 18% of all of Seller’s right, title and interest in all easements, rights-of-way, servitudes, surface leases, surface use agreements, water management or handling agreements, water disposal agreements, agreements pertaining to water wells, and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Piceance Interests, recorded or unrecorded, including those described on Exhibit A-4;

(c) an undivided 18% of all of Seller’s right, title and interest, to the extent assignable or transferable, on all permits, licenses, franchises, consents, approvals, and other similar rights and privileges, in each case to the extent used in connection with the operation of the Piceance Interests;

(d) an undivided 18% of all of Seller’s right, title and interest in all of the wells located on the Exhibit A-1 Leases or the Exhibit A-1 Lands or on lands pooled, communitized, or unitized therewith, whether producing, shut in, or abandoned, and whether for production, produced water injection or disposal, monitoring, or otherwise, and including those wells described in Exhibit B-1 (collectively, the “Piceance Wells”) together with all of Seller’s interests within the spacing, producing, proration, federal exploratory, enhanced recovery, or governmentally prescribed unit attended to the Wells, wellhead equipment, telemetry and SCADA equipment, pumps, pumping units, separators, flowlines, pipe, and tanks upstream of the downstream flange on the meter run of each Piceance Well used in connection with the Piceance Interests (collectively, the “Piceance Equipment”);

(e) an undivided 18% of all of Seller’s right, title and interest, to the extent assignable or transferable, in all agreements and instruments described in Section 1.02(b) above, and all contracts, agreements, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, and other contracts, agreements, and arrangements, relating to the Piceance Interests, subject to, and in accordance with, any limitations set forth in such agreements; and

(f) an undivided 26% of all of Seller’s right, title and interest, in those gathering pipelines and appurtenant equipment downstream of the downstream meter flange on the meter run of each Piceance Well (excluding those assets previously sold pursuant to the Sale-Leaseback Agreement) (collectively, the “Piceance Gathering Assets”) and all produced water handling infrastructure such as water gathering lines, impoundment facilities, disposal wells and appurtenant equipment (excluding those assets previously sold and transferred pursuant to the Sale-Leaseback Agreement) (collectively, the “Piceance Water Infrastructure”).

(g) a copy of all files, records, and data relating to the items described in Sections 1.02(a) through (g) maintained by Seller including, without limitation, the following, if and to the extent that such files exist and to the extent Buyer requests a copy: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data and maps, but excluding from the foregoing those files, records, and data subject to written unaffiliated third party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable. Buyer may also have access to Seller’s geologic and engineering interpretative data at Seller’s offices upon reasonable notice. To the extent that Buyer reviews any Seller interpretative data and to the extent any of the records described above contain interpretations of Seller, Buyer agrees to rely on such interpretations at its sole risk and without any duty on the part of Seller regarding such interpretations.

Section 1.03 Wind River Assets. Subject to Section 1.06, the term “Wind River Assets” shall mean all of Seller’s right, title and interest in and to:

(a) the oil, gas and other mineral leases described on Exhibit A-2 (the Leases described on Exhibit A-2 are collectively referred to as the “Exhibit A-2 Leases,” or singularly as an “Exhibit A-2 Lease”) and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, and other rights and interests described in Exhibit A-2, together with the lands covered thereby or pooled, communitized or unitized therewith (the “Exhibit A-2 Lands”), and all oil, gas, associated liquids, other hydrocarbons and other lease substances that may be produced and saved from the Exhibit A-2 Leases and from any lands pooled, communitized, or unitized interest therewith (the Exhibit A-2 Leases, the Exhibit A-2 Lands, and the lease substances described above being collectively referred to as the “Wind River Interests” or, singularly, a “Wind River Interest”);

(b) all easements, rights-of-way, servitudes, surface leases, surface use agreements, water management or handling agreements, water disposal agreements, agreements pertaining to water wells, and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Wind River Interests, recorded or unrecorded, including those described on Exhibit A-5;

(c) to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges, in each case to the extent used in connection with the operation of the Wind River Interests;

(d) all equipment, machinery, fixtures, spare parts, inventory, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Wind River Interests or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons and any water, by-products, or waste produced therewith or otherwise attributable thereto produced from or attributable to the Wind River Interests; all wells located on the Leases or the Lands or on lands pooled, communitized, or unitized therewith, whether producing, shut in, or abandoned, and whether for production, produced water injection or disposal, monitoring, or otherwise, and including those wells described in Exhibit B-2 (the wells described on Exhibit B-2 are collectively referred to as the “Wind River Wells”) together with all of Seller’s interests within the spacing, producing, proration, federal exploratory, enhanced recovery, or governmentally prescribed unit attended to the Wells, wellhead equipment, telemetry and SCADA equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials and supplies used in connection with the Wind River Interests (collectively, the “Wind River Equipment”);

(e) to the extent assignable or transferable, (i) all agreements described in Section 1.04(b), and all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, gas marketing, gas gathering, processing and transportation agreements, and other contracts, agreements, and arrangements, relating to the Wind River Interests and the other matters described in this definition of Assets, and subject to, and in accordance with, any limitations set forth in such agreements, and (ii) equipment leases and rental contracts (including truck lease agreements), and other contracts, agreements, and arrangements relating to the Wind River Interests;

(f) the Waltman, Wyoming, office building and related lands (the “Waltman Office”), and the furniture, fixtures, inventory and equipment therein (including computer equipment but not any software or any other information or data on such computers that are not among the records described in Section 1.03(g)), except the Excluded Assets;

(g) all files, records, and data relating to the items described in Section 1.03(a) through Section 1.03(f) maintained by Seller including, without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data including all geologic and maps including any interpretations, analyses and reports related thereto, but excluding from the foregoing those files, records, and data subject to written unaffiliated third party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable. To the extent that any of the foregoing records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its sole risk and without any duty on the part of Seller regarding such interpretations; and

(h) all Production Imbalances, including those set forth on Schedule 1.03(h) as of the Effective Time.

Section 1.04 Powder River Assets. Subject to Section 1.06 (specifically including the depth reservation set forth in Section 1.06(b)), the term “Powder River Assets” shall mean all of Seller’s right, title and interest in and to:

(a) the oil, gas and other mineral leases described on Exhibit A-3 only insofar as such leases cover the Shallow Rights (as defined in Section 1.06(b)) (the Leases described on Exhibit A-3 only insofar as such leases cover the Shallow Rights are collectively referred to as the “Exhibit A-3 Leases” or singularly as an “Exhibit A-3 Lease”) only and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, and other rights and interests described in Exhibit A-3, as to such interpretations together with the lands covered thereby or pooled, communitized or unitized therewith (the “Exhibit A-3 Lands”), and all oil, gas (including coalbed methane), associated liquids, other hydrocarbons and other lease substances that may be produced and saved from the Exhibit A-3 Leases and from any lands pooled, communitized, or unitized interest therewith (the Exhibit A-3 Leases, Exhibit A-3 Lands, and the lease substances described above, being collectively referred to as the “Powder River Interests” or, singularly, a “Powder River Interest”);

(b) all easements, rights-of-way, servitudes, surface leases, surface use agreements, water management or handling agreements, water disposal agreements, agreements pertaining to water wells, and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Powder River Interests, recorded or unrecorded, including those described on Exhibit A-6;

(c) to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges, in each case to the extent used in connection with the operation of the Powder River Interests;

(d) all equipment, machinery, fixtures, spare parts, inventory, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Powder River Interests or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons and any water, by-products, or waste produced therewith or otherwise attributable thereto produced from or attributable to the Powder River Interests; all wells located on the Leases or the Lands or on lands pooled, communitized, or unitized therewith, whether producing, shut in, or abandoned, and whether for production, produced water injection or disposal, monitoring, or otherwise, and including those wells described in Exhibit B-3 (the wells described on Exhibit B-3 are collectively referred to as to “Powder River Wells”) together with all of Seller’s interests within the spacing, producing, proration, federal exploratory, enhanced recovery, or governmentally prescribed unit attended to the Wells, wellhead equipment, telemetry and SCADA equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials and supplies, used in connection with the Powder River Interests (the “Powder River Equipment”);

(e) to the extent assignable or transferable, (i) all agreements described in Section 1.04(b), and all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, gas gathering, processing and transportation agreements, and other contracts, agreements, and arrangements, relating to the Powder River Interests and the other matters described in this definition of Assets, and subject to, and in accordance with, any limitations set forth in such agreements, and (ii) equipment leases and rental contracts (including truck rental agreements), and other contracts, agreements, and arrangements relating to the Powder River Interests;

(f) the Gillette, Wyoming office lease and the furniture, fixtures and equipment therein (including computer equipment but not software or any other information of data on such computers not among the records described in Section 1.04(f)) and the Gillette, Wyoming yard lease and the inventory stored at such yard for use in connection with coalbed methane development operations, except any Excluded Assets;

(g) a copy of all files, records, and data relating to the items described in Section 1.04(a) through Section 1.04(f) maintained by Seller including, without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, gas content data, coal yield and thickness data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data including all geologic data and maps including any interpretations, analyses and reports related thereto, but excluding from the foregoing those files, records, and data subject to written unaffiliated third party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or to the extent such disclosure or transfer is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable. To the extent that any of the foregoing records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its sole risk and without any duty on the part of Seller regarding such interpretations; and

(h) all Production Imbalances, including those set forth on Schedule 1.04(h) as of the Effective Time.

Section 1.05 Further Definitions of the Assets.

(a) “Leases” shall collectively mean the Exhibit A-1 Leases, the Exhibit A-2 Leases, and the Exhibit A-3 Leases, and “Lease” shall mean an individual Exhibit A-1 Lease, an individual Exhibit A-2 Lease or an individual Exhibit A-3 Lease. Exhibit A-1, Exhibit A-2 and Exhibit A-3 are sometimes collectively referred to as “Exhibit A.”

(b) “Lands” shall mean any or all of the Exhibit A-1 Lands, the Exhibit A-2 Lands and/or the Exhibit A-3 Lands.

(c) “Hydrocarbons” shall mean all of the oil, gas, associated liquids, other hydrocarbons and other lease substances described in Section 1.02(a), Section 1.03(a), and Section 1.04(a).

(d) “Wells” shall mean any or all of the Exhibit B-1 Wells, the Exhibit B-2 Wells and the Exhibit B-3 Wells. Exhibit B-1, Exhibit B-2 and Exhibit B-3 are sometimes collectively referred to as “Exhibit B.”

(e) “Contracts” shall mean the contracts described in Section 1.02(e), Section 1.03(e) and Section 1.04(e), excluding those instruments referred to as “Leases.”

(f) “Surface Agreements” shall mean the contracts described in Section 1.02(b), Section 1.03(b), and Section 1.04(b).

(g) “Permits” shall mean all of those permits and other approvals described in Section 1.02(c), Section 1.03(c) and Section 1.04(c).

(h) “Records” shall mean the records described in Section 1.02(g), Section 1.03(g), and Section 1.04(g).

(i) “Equipment” shall mean, collectively, those items described in the Piceance Equipment, Wind River Equipment and the Powder River Equipment.

Section 1.06 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved, and excluded from the sale, transfer, and assignment contemplated hereby the following excluded properties, rights, and interests (collectively, the “Excluded Assets”):

(a) Seller’s reserved undivided interest in the Piceance Basin Assets shall be:

(i) for the period October 1, 2012 through December 31, 2013, inclusive, an undivided 82% of Seller’s interest in and to the Piceance Basin Assets;

(ii) for the period January 1, 2014 through December 31, 2014, inclusive, an undivided 79% of Seller’s interest in and to the Piceance Basin Assets;

(iii) for the period January 1, 2015 through December 31, 2015, inclusive, an undivided 76% of Seller’s interest in and to the Piceance Basin Assets; and

(iv) on and after January 1, 2016, an undivided 74% of Assignor’s interest in and to the Piceance Basin Assets.

(b) As to the Exhibit A-3 Leases, Seller reserves all right, title and interest in the Deep Rights. For purposes of the Agreement, the term “Deep Rights” means all formations or intervals below either (i) the base of the Fort Union Formation or (ii) 3,000 feet below the surface of the earth, whichever point is closest to the surface of the earth. The depth at which such reservation shall commence shall be determined on a Lease-by-Lease basis. For purposes of this Agreement, the term “Shallow Rights” means all formations or intervals between the surface of the earth and either the (i) the base of the Fort Union Formation or (ii) 3,000 feet below the surface of the earth, whichever point is closest to the surface of the earth. For purposes of this Agreement, the term “the base of Fort Union Formation” means the stratigraphic equivalent of that formation found at the depth of 2,995 feet measured depth for the Induction

Electric log for the Diamond Oil & Gas-Conoco Federal No. 2 well located in the southwest quarter of the southeast quarter of Section 14, Township 47 North, Range 75 West, 6th P.M., Campbell County, Wyoming.

(c) all trade credits and all accounts, instruments, and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Time;

(d) except for those Claims or rights against a third party for which Buyer has agreed to indemnify Seller pursuant to the terms of this Agreement, all Claims of Seller,

(i) arising from acts, omissions, or events, or damage to or destruction of property, occurring prior to the Effective Time,

(ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or

(iii) with respect to any of the other Excluded Assets;

(e) all rights and interests of Seller,

(i) under any policy or agreement of insurance or indemnity,

(ii) under any bond, or

(iii) to any insurance or condemnation proceeds or awards arising in each case from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time;

(f) all Hydrocarbons produced from or otherwise attributable to the Piceance Interests (including, without limitation, those barrels of condensate which Seller has produced prior to the Effective Time but not yet sold from the Piceance Wells), and the Wind River/Powder River Interests with respect to all periods prior to the Effective Time, but excluding those Hydrocarbons referenced in Section 1.03(h) and Section 1.04(h), together with all proceeds from the sale of such Hydrocarbons and all Tax credits attributable thereto, in each case to be verified with tank straps, gauge sheets, electronic monitoring and regulatory records or any other verifiable means;

(g) all Claims of Seller for refunds of or loss carry forwards with respect to:

(i) ad valorem, severance, production, or any other Taxes attributable to any period prior to the Effective Time,

(ii) income, gross margin, or franchise Taxes,

(iii) any Taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement;

(h) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(i) all proceeds, income, or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time, or any other Excluded Assets;

(j) subject to Section 1.03(g) and Section 1.04(g), all of Seller’s proprietary technology and improvements, proprietary or licensed computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property, but not to include the telemetry/SCADA system, including the server to which it is associated;

(k) all documents and instruments of Seller that may be protected by the attorney-client privilege, work product doctrine, or other privilege;

(l) data, information, and other property, rights, or interests that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements for which no consent to disclose or assign has been received, or to the extent such disclosure or assignment is subjected to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(m) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets;

(n) all corporate, income tax, and financial records of Seller not included in the Records;

(o) all agreements providing for options, swaps, floors, caps, collars, forward sales, or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and all other similar agreements and arrangements;

(p) intentionally omitted;

(q) all Total Well Management equipment (echo meters);

(r) the office buildings, houses and all surface estates owned in fee by Seller in Garfield County, Colorado;

(s) all water rights owned or held in any manner by Seller, including, but not limited to, those water rights relating to the surface estates in Garfield County, Colorado owned by Seller;

(t) all gathering, transportations, Hydrocarbon marketing or sale agreements related to the Piceance Basin Assets; and

(u) all proprietary seismic information owned by Seller covering any portion of the Assets, including the Proprietary Seismic.

ARTICLE 2

PURCHASE PRICE

Section 2.01 Purchase Price. The total consideration for the purchase, sale, and conveyance of the Assets to Buyer and Buyer’s assumption of the Assumed Obligations and all other liabilities provided for in this Agreement, is Buyer’s payment to Seller of the sum of Three Hundred Thirty-Five Million Dollars ($335,000,000.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.

Section 2.02 Deposit.

(a) Concurrently with the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Seller in immediately available funds a performance guarantee deposit in an amount equal to Thirty Three Million Five Hundred Thousand Dollars ($33,500,000.00) (the “Deposit”) in accordance with wire transfer instructions provided by Seller to Buyer.

(b) Subject to the proviso set forth in Section 11.01, if this Agreement is terminated by Seller pursuant to Section 11.01(b) and Seller does not waive the non-satisfaction of any conditions to Closing set forth in ARTICLE 8, Seller shall retain the Deposit as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform its obligations under this Agreement, and Seller expressly waives any and all other remedies, legal or equitable, that it otherwise may have for Buyer’s breach of this Agreement or failure or refusal to close and Buyer shall have no further liability or obligation hereunder. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(c) Subject to the proviso set forth in Section 11.01, if this Agreement is terminated (i) by Buyer pursuant to Section 11.01(c) and Buyer does not waive the non-satisfaction of any conditions to Closing set forth in ARTICLE 9 or (ii) by Buyer or Seller pursuant to Section 11.01(a), Section 11.01(d), Section 11.01(e), Section 11.01(f), Section 11.01(g), Section 11.01(h), or Section 13.03(c), then Seller shall promptly return the Deposit to Buyer in immediately available funds pursuant to wire transfer instructions to be provided timely by Buyer to Seller within three (3) business days after the event giving rise to such return obligation. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.

(d) If all conditions precedent to the obligations of Seller set forth in ARTICLE 8 have been met, then notwithstanding any provision in this Section 2.02 to the contrary, if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise Breaches this Agreement in any respect prior to Closing, and Buyer is ready and otherwise able to close, at Buyer’s sole election, either (i) Seller shall return the Deposit to Buyer within three (3) business days after its receipt of Buyer’s written demand for the return of the Deposit in accordance with this Agreement, or (ii) Buyer shall have the right to pursue specific performance of this Agreement, provided that Buyer must file an action for specific performance within twenty-one (21) days of Seller’s Breach. If Buyer elects to pursue specific performance, Buyer must pursue specific performance as its sole and exclusive remedy in lieu of all other legal and equitable remedies. If such action for specific performance is not filed within twenty-one (21) days of Seller’s Breach or if Buyer is unsuccessful for any reason other than a Breach of this Agreement by Buyer, Buyer shall be deemed to have waived all legal and equitable remedies and its sole remedy for Seller’s Breach of this Agreement shall be limited to the prompt return of the Deposit.

Section 2.03 Allocated Values. The Purchase Price is allocated among the Assets on a well-by-well basis, including for each Well, PUD Location and PDNP, all as set forth in Exhibit C (the “Allocated Values”). In no event shall the aggregate of the Allocated Values exceed the unadjusted Purchase Price. The term “PUD Locations” means those Proved Undeveloped potential well locations specifically identified in Exhibit C. The term “PDNP” means Proved Developed Not Producing intervals as specifically identified on Exhibit C. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of ARTICLE 4. Any adjustment to the Purchase Price hereunder shall be reflected in the allocation set forth in Exhibit C consistent with Treasury Regulation Section 1.1060-IT(f). For tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocations set forth above as of the Closing Date, and that neither Party will take any position inconsistent therewith, including in any tax return, refund claim, litigation, arbitration, or otherwise.

Section 2.04 Section 1031 Like-Kind Exchange. Seller and Buyer hereby agree that Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Seller) into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns all or any of its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Seller, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof. The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.04 shall defend, indemnify, and hold harmless the other Party and its Affiliates from all Claims relating to such election.

ARTICLE 3

EFFECTIVE TIME

Section 3.01 Ownership of Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. Mountain Time on October 1, 2012 (the “Effective Time”); provided, however, with respect to the Piceance Basin Assets, ownership of additional undivided interests shall be transferred by Seller to Buyer as follows:

(i)	effective January 1, 2014, an additional 3% of Seller’s undivided interest in and to the Piceance Basin Assets;

(ii)	effective January 1, 2015, an additional 3% of Seller’s undivided interest in and to the Piceance Basin Assets; and

(iii)	effective January 1, 2016, an additional 2% of Seller’s undivided interest in and to the Piceance Basin Assets.

(a) In light of the future transfer of additional undivided interests in the Piceance Basin Assets, as to Section 1.02(a), Section 1.02(b), Section 1.02(c), Section 1.02(d), and Section 1.02(e), the reference to “18%” shall be hereby amended and restated as follows:

(i) for the period January 1, 2014 through December 31, 2014, inclusive, 21%;

(ii) for the period January 1, 2015 through December 31, 2015, inclusive, 24%; and

(iii) from and after January 1, 2016, 26%.

Section 3.02 Production Imbalances. Upon Closing, subject to the adjustments described in Section 10.02(b), Buyer shall assume the positions of Seller with respect to all gas imbalances and make-up obligations related to the Assets regardless of whether such imbalances or make-up obligations arise before or after the Effective Time, at the wellhead, pipeline, gathering system, or other location, and regardless of whether the same arise under contract or otherwise (“Production Imbalances”). As a result of such assumption, Buyer shall (a) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of its position, including rights to produce and receive volumes of production in excess of volumes which it would otherwise have been entitled to produce and to receive cash gas balancing by virtue of ownership of the Assets, (b) be obligated to suffer any detriments or losses which Seller would have been obligated to suffer by virtue of such position, including the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Assets, to deliver production to purchasers thereof without Buyer receiving full payment therefor, or to make cash balancing payments or to repay any take or pay payments, and (c) be responsible for any and all royalty obligations and other burdens with respect to such Production Imbalances; provided however, nothing in this subsection (a) of Section 3.02 shall relieve Seller from any royalty obligation affecting production Seller has actually received for production occurring prior to the Effective Time.

ARTICLE 4

TITLE AND ENVIRONMENTAL MATTERS

Section 4.01 Examination Period. From the date of this Agreement through 11:59 p.m. Central Time on December 11, 2012 (the “Notification Date”), Seller shall permit Buyer and/or its representatives to examine during normal business days and hours at a location designated by Seller, all abstracts of title, title opinions, title files, ownership maps, lease, Well, and division order files, assignments, operating, and accounting records and all Leases, Surface Agreements, Permits, Contracts, and other agreements, data, analyses, and information pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller (or agent or Representative of Seller), subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller and relating to the data. If there are any documents that Seller cannot provide Buyer due to a confidentiality requirement, Seller shall describe to Buyer the withheld document and cooperate with Buyer to obtain access thereto from the third party if Buyer so requests.

Section 4.02 Title Defects. The term “Title Defect” means any encumbrance on, encroachment on, irregularity in, defect in, or objection to Seller’s ownership of the Assets (excluding Permitted Encumbrances) that causes Seller not to have Marketable Title to a particular Lease, including any Well, PUD Location, and PDNP, all as described in Exhibit C. The term “Marketable Title” means such ownership by Seller in the Assets that, subject to and except for the Permitted Encumbrances, is free of restrictions that would prevent the development of Hydrocarbons from the Subject Interests consistent with current practices and:

(a) entitles Seller to receive not less than the percentage set forth in Exhibit C as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from such Lease, including any Well, PUD Location, and PDNP, all without reduction, suspension, or termination of such interest throughout the productive life of such Well, except as specifically set forth in such Exhibit;

(b) obligates Seller to bear not greater than the percentage set forth in Exhibit C as Seller’s Working Interest of the costs and expenses relating to the maintenance, development, and operation of such Lease, including any Well, PUD Location, and PDNP, all without increase throughout the productive life of such Well, except as specifically set forth in such exhibit;

(c) is free and clear of all liens and encumbrances; and

(d) entitles Buyer to use, without subjecting Buyer to a Claim of trespass, all roads, power lines, pits, reservoirs, and pipelines (water and Hydrocarbon) necessary for the operations of the Assets as they are currently being used by Seller.

Section 4.03 Notice of Title Defects. Buyer shall provide Seller notice of all purported Title Defects no later than 11:59 p.m. Central Time on the Notification Date; provided, however, that (1) Buyer agrees that it will use reasonable efforts to furnish Seller, at the end of each week until the Notification Date, written notice of any Title Defect that Buyer discovers or learns about during that week, which notice may be preliminary in nature and supplemented prior to the Notification Date, and (2) the failure of Buyer to give Seller such preliminary notice will not waive any Title Defects or constitute a breach of this Agreement. To be effective, such notice must (a) be in writing, (b) be received by Seller on or prior to the Notification Date, (c) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (d) identify the specific Asset or Assets affected by such Title Defect, (e) include the Title Defect Value and supporting calculations prepared by Buyer in good faith, (f) Buyer’s suggested means to address the Title Defect, including any suggested curative work, and (g) comply with the limitations and Title Defect Value qualifications set forth in Section 4.14. Any matters identified by Buyer prior to or on the Notification Date that constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances and Assumed Obligations. On December 17, 2012, the Parties shall meet and determine upon which of the Title Defects, Title Defect Values, and methods of cure the Parties have reached agreement. “Net Revenue Interest” means with respect to any Asset as of the Effective Time, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Asset, after giving effect all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of, production therefrom. “Working Interest” means with respect to any Asset as of the Effective Time the interest in and to such Asset that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, or operations on or in connection with such Asset. Upon the receipt of such notice from Buyer, Seller shall have the option, but not the obligation, for a period ending ninety (90) days after the Closing to cure such Title Defect. If Seller should not elect to cure a Title Defect, and no aspect of such Title Defect is reasonably in dispute, the Purchase Price shall be adjusted for such Title Defect by the amount of the Title Defect Value.

(a) The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i) If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(ii) If the Title Defect asserted is that the Net Revenue Interest attributable to any Lease, including any Well, PUD Location and PDNP, is less than that stated in Exhibit C, then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value = A x (1 - [B/C])

A =	Allocated Value for the affected Asset

B =	Correct Net Revenue Interest for the affected Asset

C =	Net Revenue Interest for the affected Asset as set forth on Exhibit C.

(iii) If the Title Defect represents an obligation, encumbrance, burden, or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller;

(iv) If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire post Effective Time productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;

(v) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder;

(vi) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Leases, Wells, PUD Locations, and PDNPs or other Assets affected thereby;

(vii) If the Title Defect Value of an Asset is equal to the Allocated Value of such Asset, the affected Asset shall remain in the purchase and sale contemplated by this Agreement, but the Purchase Price shall be adjusted accordingly;

(viii) Notwithstanding the provisions of this Section 4.03 to the contrary, the Title Defect Value of any Title Defect comprising a required consent not obtained (other than consents customarily obtained after Closing) shall be determined pursuant to Section 4.07 and Section 7.05; and

(ix) Such other factors as are reasonably necessary to make a proper evaluation.

(b) The term Title Defect shall not include (i) those matters deemed not to impair marketability in accordance with the applicable title standards for the state in which the affected Asset(s) is located, or (ii) any assertion, claim or contention of any kind that any Lease has terminated due to a lack of production in paying quantities.

Section 4.04 Remedies for Title Defects.

(a) For any Title Defect noticed pursuant to Section 4.03 that has not been cured at or prior to Closing, the Purchase Price shall, subject to the provisions of Section 4.14, be decreased at Closing by either (i) the amount the Parties acting reasonably and in good faith agree in lieu of a cure of the asserted Title Defect, or (ii) with respect to any Title Defect for which the Parties have not yet agreed as to the validity of the Title Defect, the Title Defect Value, or the manner of cure, then by the amount of the Title Defect Value asserted by Buyer for such uncured or unadjusted Title Defect.

(b) Notwithstanding anything to the contrary in this Section 4.04, if any Title Defect is in the nature of a consent to assignment that is not obtained or other restriction on assignment, the provisions of Section 4.07 and Section 7.05 shall apply.

(c) If at the expiration of thirty (30) days after Closing, the Parties have not agreed upon the validity of any asserted Title Defect, the appropriate cure of the same, or the Title Defect Value attributable thereto, either Party shall have the right to elect to have any such dispute determined by an Independent Expert pursuant to Section 4.13.

(d) Once a Title Defect is cured within the time specified in Section 4.03, by Seller at its sole cost and expense to Buyer’s reasonable satisfaction, or the existence or value of the Title Defect is determined with finality either by agreement between the affected Parties or in accordance with Section 4.13, Buyer shall promptly pay to Seller (i) in the case of a Title Defect which is cured, the amount the Purchase Price was decreased at Closing as a result of this previously uncured Title Defect or (ii) in the case of an Asset affected by an unresolved Title Defect and for which the validity of the Title Defect or the Title Defect Value is determined with finality whether by agreement or in accordance with Section 4.13, the difference, if any, between the amount the Purchase Price was decreased at Closing as a consequence of such asserted and unresolved Title Defect and the amount determined with finality.

Section 4.05 Special Warranty of Title. The transfer of the Assets by Seller to Buyer shall be accomplished with five (5) Assignments and Bills of Sale (each an “Assignment”): the Assignment conveying an undivided 18% of Seller’s interest in Piceance Basin Assets that is effective as of the Effective Time shall be in the form of Exhibit D-1; the Assignment covering the Wind River Assets effective as of the Effective Time shall be in the form of Exhibit D-2; the Assignment covering the Powder River Assets effective as of the Effective Time shall be in the form of Exhibit D-3; the Assignment transferring an additional undivided 3% of Seller’s interest in the Piceance Basin Assets effective as of January 1, 2014 shall be in the form of Exhibit D-4; the Assignment transferring an additional undivided 3% of Seller’s interest in the Piceance Basin Assets effective as of January 1, 2015 shall be in the form of Exhibit D-5; and the Assignment transferring an additional undivided 2% of Seller’s interest in the Piceance Basin Assets effective as of January 1, 2016 shall be in the form of Exhibit D-6. A special warranty deed in the form of Exhibit E will be used to convey to Buyer Seller’s fee interest in the Waltman Office. A special mineral warranty deed in the form of Exhibit E-2 will be used by Seller to convey to Buyer an undivided 18% of Seller’s interest in those fee Hydrocarbon interests among the Piceance Basin Assets. A special warranty mineral deed in a form to be mutually agreed to prior to Closing will be used by Seller to convey to Buyer all of Seller’s fee Hydrocarbon interests among the Wind River Assets and the Powder River Assets, excluding, however, the Deep Rights from the Powder River Assets. Further, with respect to the fee mineral interests among the Piceance Basin Assets, an additional undivided 3% interest will be conveyed effective January 1, 2014, an additional undivided 3% interest will be conveyed effective January 1, 2015 and an additional undivided 2% will be conveyed effective January 1, 2016, all pursuant to special mineral warranty deeds in the forms of Exhibit E-3, Exhibit E-4 and Exhibit E-5, respectively. (Exhibit E-3, Exhibit E-4 and Exhibit E-5 are collectively referred to as “Additional Mineral Deeds.”)

(a) At Closing, the Assignments in the form of Exhibit D-4, Exhibit D-5 and Exhibit D-6, shall be delivered to Wells Fargo Bank, National Association, escrow agent (“Escrow Agent”) pursuant to an escrow agreement in the form of Exhibit F that the Parties and Escrow Agent shall execute. The Escrow Agreement shall provide for the delivery to Buyer of each Assignment and each of the Additional Mineral Deeds on the first business day following each respective Effective Time set forth therein;

(b) Each Assignment and each mineral deed shall provide for a special warranty of title, by, through, and under Seller, subject to the Permitted Encumbrances and the terms of this Agreement. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets as of the Effective Time;

(i) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus, or rental, or created to secure compliance with the terms of) the Contracts, Surface Agreements, Leases, and any other agreements, instruments, documents, and other matters described or referred to in any Exhibit or Schedule hereto; provided, that, such matters do not operate to (i) reduce the Net Revenue Interest of Seller in any Lease, Well, PUD Location and PDNP as reflected in Exhibit C, or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Lease as reflected in Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(ii) any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, and all applicable federal, state, and local laws, rules, regulations, guidances, ordinances, decrees, and orders of any Governmental Authority (“Laws”);

(iii) all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, that do not (i) reduce the Net Revenue Interest of Seller in any Lease, Well, PUD Location and PDNP as reflected in Exhibit C, or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Lease, Well, PUD Location and PDNP as reflected in Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(iv) preferential rights to purchase or similar agreements (i) with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, or (ii) not exercised prior to Closing, subject to Section 4.06;

(v) required third party consents to assignments or similar agreements with respect to which (i) waivers or consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (ii) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(vi) all rights to consent by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the sale, transfer, or conveyance of the Assets that are customarily obtained after such sale or conveyance;

(vii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or units included in the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(viii) conventional rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon a decision to surrender or abandon any Leases;

(ix) statutory liens for Taxes or assessments not yet due and delinquent;

(x) easements, rights-of-way, servitudes, permits, surface leases, and other rights with respect to surface operations, on, over or in respect of any of the Assets of which Buyer has notice, either actual, constructive, or inquiry;

(xi) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law;

(xii) such Title Defects as Buyer has waived;

(xiii) all deeds of trust and other security interests burdening the Assets granted by Seller in connection with its Third Amended and Restated Credit Agreement dated as of March 16, 2010, as further amended, under which JPMorgan Chase Bank, N.A. serves as administrative agent (the “JPMorgan Chase Liens”), it being understood that the release of the JPMorgan Chase Liens is a condition to the Closing as provided in Section 9.04; and

(xiv) any claim, assertion, contention or claim that any Lease has expired due to a lack of production in paying quantities.

Section 4.06 Preferential Rights to Purchase.

(a) Seller shall use diligent efforts, but without any obligation to incur anything but reasonable costs and expenses in connection therewith, to comply with all preferential rights to purchase provisions relative to any Asset prior to the Closing, all of which are identified on Schedule 4.06.

(b) Prior to the Closing, Seller shall promptly notify Buyer if any of such preferential purchase rights are exercised or if the requisite period has elapsed without such rights having been exercised.

(c) If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase all or part of such Assets, and the closing of such transaction does occur on or before the Closing Date, then the interest or part thereof so affected will be excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Assets without the requirement for Buyer to give notice. If any such third party has elected to purchase all or a part of an interest in any Asset subject to a preferential right to purchase but has failed to close the transaction by the Closing Date, or if the election period has not run and no election has been made, then the affected portion of the Assets shall be excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such affected Assets. If the election period passes without the exercise of such preferential right to purchase or if any election previously exercised is rescinded in writing by the party previously electing to purchase this affected Asset, all such Assets will be conveyed to Buyer and Buyer shall pay the portion of the Purchase Price therefor.

Section 4.07 Consents to Assignment. The Leases and Surface Agreements subject to a consent to assign are listed on Schedule 4.07. All other Contracts subject to a consent to assign are listed on Schedule 4.07A. The consents to assignment listed on Schedule 4.07A shall be governed solely by Section 7.05 below:

(a) Certain of the Leases and Surface Agreements listed on Schedule 4.07 provide, in words or substance, that any assignment of such instrument without the consent holder’s approval shall be null and void and/or constitute a breach of such instruments (“Hard Consents”). Certain other of the Leases and Surface Agreements listed in Schedule 4.07 provide, in words or substance, that any assignment of such instrument shall be made only with consent holder’s approval, which consent may not be unreasonably withheld (“Soft Consents”).

(b) Promptly after the execution of this Agreement, Seller shall send to each consent holder identified on Schedule 4.07 a request that each such holder consent to the assignment of his, her, their or its instrument to Buyer. Except for out-of-pocket costs incurred to send and monitor the return of these consents to assignment, Seller shall have no obligation to pay any consideration necessary to obtain any consent.

(c) If the consent to assignment by the holder of any Hard Consent or Soft Consent is properly and timely denied prior to the Closing, the affected Asset shall be retained by Seller, and the Purchase Price shall be reduced by the Allocated Value of such Asset without the requirement for Buyer to give notice.

(d) If, as of the Closing Date, the time for a holder of a Hard Consent to approve an assignment of a Lease or Surface Agreement has not elapsed, the affected Asset shall be retained by Seller, and the Purchase Price shall be reduced by the Allocated Value of such Asset without the requirement for Buyer to give notice.

(e) If, as of the Closing Date, no response is received from the holder of a Soft Consent, such holder shall be conclusively deemed to have consented to the assignment of his, her, their or its Lease or Surface Agreement, in which event such Asset shall be transferred at Closing and Buyer shall pay the Allocated Value thereof at Closing. From and after Closing Buyer shall have fully responsibility for any Claim that may be later asserted by any such consent holder contesting the validity of the assignment of his, her, their or its instrument.

(f) If any holder of a Hard Consent or a Soft Consent prior to Closing attaches conditions to the granting of a consent or denies such consent, the Parties shall confer as to the appropriate response thereto. If a Soft Consent is denied on inappropriate grounds, it will be deemed to have been granted.

(g) If, prior to the Final Settlement Date, Seller obtains any consent that had been previously denied or Hard Consents that were not resolved prior to the Closing, Seller shall convey the affected Asset using the appropriate Assignment(s). Within seven (7) days of the receipt of such an Assignment and a copy of the consent, Buyer shall pay Seller the Allocated Value therefor, as adjusted pursuant to the terms of this Agreement.

Section 4.08 Remedies for Title Benefits.

(a) If, prior to the Notification Date, Seller or Buyer discovers any Title Benefit affecting the Assets, such Party shall promptly notify the other Party in writing thereof. Subject to Section 4.14, Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits in an amount (the “Title Benefit Value”) determined in accordance with the formula provided for in this Section 4.08(a). The term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Lease, Well, PUD Location and PDNP that is greater than or in addition to the Net Revenue Interest set forth in Exhibit C, or Seller’s Working Interest in any Lease, Well, PUD Location and PDNP that is less than the Working Interest set forth in Exhibit C (without a proportionate decrease in the Net Revenue Interest). The Title Benefit Value shall be the absolute value of the number determined by the following formula:

Title Benefit Value = [A x (B/C)] - A

A =	Allocated Value for the affected Asset

B =	Correct Net Revenue Interest for the affected Asset

C =	Net Revenue Interest for the affected Asset as set forth on Exhibit C.

(b) If the Title Benefit represents a decrease in Working Interest for which there is not a proportionate decrease in Net Revenue Interest, the amount of the Title Benefit Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the affected Asset, and the Title Benefit Values placed upon the Title Benefit by Buyer and Seller.

(c) If the Parties have not agreed on the amount of the Title Benefit Value of a Title Benefit by the expiration of thirty (30) days after Closing, Seller or Buyer shall have the right to elect to have such Title Benefit Value determined by an Independent Expert pursuant to Section 4.13. If the Title Benefit Value is not determined pursuant to this Agreement by the Closing, the Purchase Price paid at Closing shall be increased, subject to Section 4.14, by the Title Benefit Value determined by Seller, acting reasonably and in good faith, and, subject to Section 4.14. Upon the final determination of Title Benefit Value either by mutual agreement of the Parties or by the Independent Expert, (i) Seller shall refund to Buyer the amount, if any, by which the amount so paid by Buyer at Closing exceeds such Title Benefit Value, or (ii) Buyer shall pay to Seller the amount, if any, by which such Title Benefit Value exceeds the amount so paid by Buyer at Closing.

Section 4.09 Environmental Review. From the date of this Agreement through the Notification Date Buyer may conduct an environmental assessment of the Assets, subject to the following:

(a) Buyer shall have the right to conduct on-site inspections, including, but not limited to, Phase I testing (but not Phase II testing) (as those terms are defined by the American Society for Testing and Materials) environmental assessments of the Assets, including, but not limited to, sampling and analysis of soil, air, surface water, groundwater and waste materials, prior to the end of the Notification Date (“Buyer’s Environmental Review”) and Seller shall provide to Buyer a copy of any environmental review Seller has in its possession subject to the same terms of confidentiality subsequently set forth herein;

(i) The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer;

(ii) All inspections must be coordinated through a designated representative of Seller who may accompany Buyer during the course of Buyer’s inspection of the Assets;

(iii) Buyer shall give Seller notice not less than 48 hours before any visits by Buyer and/or its consultant to the Assets, and Buyer shall seek and obtain Seller’s prior consent (which shall not be unreasonably withheld) before either Buyer or Buyer’s consultant enters the Assets;

(iv) Buyer shall provide Seller a copy of any Phase I reports affecting the Assets promptly after Buyer’s receipt of the same;

(v) Buyer and/or its consultant shall perform all such work in a safe and workmanlike manner, shall not unreasonably interfere with Seller’s operations, and shall comply with all Laws of applicable Governmental Authorities;

(vi) Seller shall use commercially reasonable efforts to obtain any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review; and

(vii) Buyer hereby agrees to release and defend, indemnify, and hold harmless Seller and Seller’s Representatives from and against all Claims made by (or attributable to the acts or omissions of) Buyer or Buyer’s Representatives (INCLUDING THOSE RESULTING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) arising out of or relating to Buyer’s Environmental Review. The release and indemnity provisions of this Section 4.09 shall survive termination or Closing of this Agreement notwithstanding anything to the contrary provided for in this Agreement.

(b) Unless otherwise required by applicable Laws, Buyer shall treat any matters revealed by Buyer’s Environmental Review and any environmental review provided by Seller to Buyer, including any analyses, compilations, studies, documents, reports, or data prepared or generated from such review, but excluding any public information (the “Environmental Information”), as confidential, and, except as provided below, Buyer shall not disclose any Environmental Information to any Governmental Authority, or, prior to Closing to any other third party without the prior written consent of Seller. Buyer may use the Environmental Information prior to Closing only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 4.09. If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled, or required to disclose any of the Environmental Information prior to Closing, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller. Upon request Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 4.09(b) shall survive any termination of this Agreement, notwithstanding anything to the contrary.

Section 4.10 Definitions Used in ARTICLE 4 and in this Agreement.

(a) Environmental Defects. The term “Environmental Defect” shall mean, with respect to any given Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), a violation of or a condition that can reasonably be expected to give rise to a violation of any Environmental Law in effect before the Closing Date in the jurisdiction in which such Asset is located.

(b) Governmental Authority. The term “Governmental Authority” shall mean the United States and any state, county, city, and political subdivisions that exercises jurisdiction over the Assets, and any agency, court, department, board, bureau, commission, or other division or instrumentality thereof.

(c) Environmental Laws. The term “Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health and natural resources (but excluding laws, orders, rules, and regulations that pertain to the prevention of waste or the protection of correlative rights) and the protection of wildlife or the environment including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 (“OPA”), any state laws implementing the foregoing federal laws, or equivalent or analogous state or local laws, statutes or ordinances, any regulation promulgated thereunder, including, but not limited to, those pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the Closing Date hereof that are applicable to the Assets. For purposes of this Agreement, the terms “hazardous substance,” “release,” and “disposal” have the meanings specified in the applicable Environmental Laws as in effect as of the Closing Date.

(d) Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the estimated costs and expenses net to Seller’s interest in the affected portion of the Assets to correct and/or remediate such Environmental Defect consistent with applicable Environmental Laws.

Section 4.11 Notice of Environmental Defects. Buyer shall provide Seller notice of all Environmental Defects no later than 5:00 p.m. MST on the Notification Date. To be effective, such notice must (a) be in writing, (b) be received by Seller prior to the expiration of the Notification Date, (c) describe the Environmental Defect in reasonable detail, including the written conclusion of Buyer that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, (d) identify the specific Assets affected by such Environmental Defect, (e) set forth the procedures recommended to correct the Environmental Defect, (f) set forth Buyer’s reasonable, good faith estimate of the Environmental Defect Value, including supporting calculations for such estimate, and (g) comply with the Environmental Defect Value provisions of Section 4.14. Any matters that may constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation. Upon receipt of notices of Environmental Defects, the Parties shall meet and determine upon which of the Environmental Defects, Environmental Defect Values, and methods of correction the Parties have reached agreement. Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to correct to Buyer’s reasonable satisfaction such Environmental Defect during a period expiring ninety (90) days after Closing.

Section 4.12 Remedies for Environmental Defects.

(a) If, as of the Closing Date, the Assets are affected by an uncured or otherwise unresolved Environmental Defect noticed pursuant to the provisions of Section 4.11, the affected portion of the Assets shall not be sold, transferred, or conveyed to Buyer at Closing, and the Purchase Price shall, subject to the terms of Section 4.14, be decreased by the Allocated Value of the portion of the Assets so affected. Thereafter, Buyer and Seller shall act reasonably and in good faith either (i) to agree (y) as to the manner of cure for such Environmental Defect or (z) the value of such Environmental Defect and adjust the Final Settlement Statement in the amount thereof net of any Purchase Price adjustment made at Closing, in which event the affected portion of the Assets shall be conveyed to Buyer; provided that if option (y) is agreed to, no assignment of the affected portion of the Assets shall be made as between Seller and Buyer until such agreed cure is accomplished to Buyer’s reasonable satisfaction whereupon the Allocated Value previously deducted from the Purchase Price shall be paid by Buyer to Seller, or (ii) with respect to any Environmental Defect as to which the Parties are unable to agree within 30 days of Closing as to the validity of the Environmental Defect, the Environmental Defect Value, or the manner of correction, submit such matter to be determined by an Independent Expert pursuant to Section 4.13.

(b) With respect to any Asset which is not sold, transferred, or conveyed to Buyer at the Closing pursuant to the terms of Section 4.12(a), after the Closing and at such time as any Environmental Defect Value or the manner of correction for an Environmental Defect is determined and, in either event, the amount thereof is determined to be less than the Allocated Value for the affected portion of the Assets, Seller shall have the right (i) in the case of an Environmental Defect Value determination, to have the Purchase Price reduced by only the Environmental Defect Value as so determined or (ii) in the case of the cure determination, to elect to cure the Environmental Defect to Buyer’s reasonable satisfaction. The consequence of (i) shall be that Buyer will pay to Seller an amount equal to the Allocated Value for the affected Assets minus the Environmental Defect Value and the affected portion of the Assets previously retained by Seller shall be conveyed to Buyer. The consequence of (ii) shall be that upon achieving Buyer’s written acknowledgement that the Environmental Defect has been cured to its reasonable satisfaction, the Allocated Value for such previously retained Asset shall be paid to Seller and the affected portion of the Assets shall be conveyed to Buyer. If no Environmental Defect is determined to exist, Buyer shall pay the Allocated Value attributable to the affected portion of the Assets to Seller, and Seller shall convey the previously retained portion of the Assets to Buyer. If the Environmental Defect Value or the cost to cure an Environmental Defect is determined to be greater than the Allocated Value of the affected portion of the Assets, Seller shall retain the affected portion of the Assets, and the Purchase Price shall be reduced by the Allocated Value attributable to such portion of the Assets.

Section 4.13 Independent Experts.

(a) Any disputes regarding Title Defects, Title Benefits, Environmental Defects, Title Defect Value, Title Benefit Value, Environmental Defect Value, appropriate cure of any Title Defect or correction of any Environmental Defects, and the calculation of the Statement or the Final Settlement Statement, or revisions thereto, may, subject to the provisions of Section 4.04, Section 4.08, Section 4.12, and Section 4.14, be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by the Parties (acting reasonably and in good faith) within 15 days following the effective date of said notice. The Independent Expert shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws involved. For example, but not by way of limitation, in the case of a dispute concerning an alleged Environmental Defect, Environmental Defect Value, or cure of the same, the Independent Expert shall have expertise in both the applicable Environmental Laws and environmental science relating to the oil and gas industry.

(b) The Parties shall determine, acting in good faith, the procedures to be followed to facilitate the decision of the Independent Expert. Such procedures shall include the following scenario:

(i) If the dispute involves the method or adequacy of cure or correction of a Title Defect or Environmental Defect, the Independent Expert shall provide in writing the particulars necessary to cure or correct or to remedy any deficient cure or correction, and shall provide Seller 60 days (or such additional time as reasonable and necessary under the circumstances, but not to exceed 90 days unless specifically agreed to in writing by Seller and Buyer) to effect such cure or correction; and

(ii) In the event of circumstances described in clause (i) above, Seller at its option may at any time during the 60-day cure period pursuant to clause (i) (as such period may be extended pursuant to such clause) decline to cure or correct the applicable defect, at which time the applicable remedies set forth in Section 4.12 shall apply.

(c) If the Parties fail to select an Independent Expert within the 15-day period referred to in Section 4.13(a) above, within three (3) days thereafter, each of Buyer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between the Parties. Each Party shall bear its own costs and expenses incurred in connection with any such proceeding, and one-half (1/2) of the costs and expenses of the Independent Expert.

(d) Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association. The Independent Expert shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable in light of the circumstances using the terms and provisions of this Agreement with respect to title and environmental matters. The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by Laws or Environmental Laws, as applicable, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(e) All proceedings under this Section 4.13 shall be conducted at a mutually agreed location, or if Buyer and Seller acting reasonably do not mutually agree upon a location for such proceeding, the proceeding shall be conducted in Denver, Colorado.

Section 4.14 Limitation of Remedies For Title Benefits, Title Defects, and Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement,

(a) if the Title Defect Value for a given Title Defect, in each case as determined pursuant to this ARTICLE 4, does not exceed three percent (3%) of the Allocated Value of the affected Asset, or if the Environmental Defect Value for a given Environmental Defect, as determined pursuant to this ARTICLE 4 does not exceed three percent (3%) of the Allocated Value of the affected Asset, such Title Defect, or Environmental Defect shall not qualify for either a Purchase Price adjustment, cure, or correction of such Defect. It is understood and agreed that in each such case these three percent (3%) figures are a threshold and not a deductible.

(b) if the aggregate net value of all Title Defects and Title Benefits plus the value of all Environmental Defects does not exceed three percent (3%) of the Purchase Price (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor; and

(c) if the aggregate net value of all Title Defects and Title Benefits plus the value of all Environmental Defects exceeds three percent (3%) of the Purchase Price (prior to any adjustments thereto), then the Purchase Price shall be adjusted by just the amount in excess of such aggregate net value, it being understood that this amount is a deductible and not a threshold.

All Title Defects and Environmental Defects asserted by Buyer pursuant to this ARTICLE 4 after being resolved in accordance with this ARTICLE 4 shall thereafter constitute Permitted Encumbrances and Assumed Obligations, whether or not an adjustment to the Purchase Price is made with respect thereto in accordance with this ARTICLE 4.

Section 4.15 DISCLAIMER AND WAIVER. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, AND BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTIES, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILE AND/OR OTHER INFORMATION, INCLUDING, PRINTOUTS, EXTRAPOLATIONS, PROJECTIONS, DOCUMENTATION, MAPS, GRAPHS, CHARTS, OR TABLES WHICH REFLECT, DEPICT, PRESENT, PORTRAY, OR WHICH ARE BASED UPON OR DERIVED FROM ANY SUCH INFORMATION AND/OR FILES, INCLUDING MATTERS OF GEOLOGICAL, GEOPHYSICAL, ENGINEERING, OR OTHER SCIENTIFIC INFORMATION THAT MAY BE PROVIDED TO BUYER BY

SELLER OR BY OTHERS ON BEHALF OF SELLER. BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN FROM REVIEW OF SUCH INFORMATION AND/OR FILES SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

Section 5.01 Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full legal power, right, and is authorized to do business, and in good standing, in the State or States in which the Assets are located.

Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a) any provision of Seller’s certificate of incorporation, bylaws, and other governing documents;

(b) any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound except for provisions customarily contained in oil and gas agreements relating to maintenance of uniform interest, preferential purchase rights, and consents to assignment; or

(c) any judgment, order, ruling, or decree applicable to Seller as a party in interest or any law, rule, or regulation applicable to Seller.

Section 5.03 Execution. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller as required under its formation documents. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 5.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller. Seller is not “insolvent” as such term is defined under the Federal Bankruptcy Code or any fraudulent transfer or fraudulent conveyance statute applicable to the transactions contemplated by this Agreement.

Section 5.06 Suits and Claims. Except as set forth in Schedule 5.06, there is no litigation or Claims that have been filed by any person or entity or by any administrative agency or Governmental Authority in any legal, administrative, or arbitration proceeding or, to Seller’s knowledge, threatened against Seller or the Assets that would impede Seller’s ability to consummate the transactions contemplated herein or would have a material and adverse effect as to the Assets.

Section 5.07 Taxes. During the period of Seller’s ownership of the Assets up to and including the Effective Time, Seller has caused to be timely filed all material Tax returns relating to the Assets. Seller has paid or caused to be paid all ad valorem, property, production, severance, mineral documentary, and similar Taxes based upon or measured by its ownership of or the production of Hydrocarbons from the Assets. Seller has not received written notice of any pending Claim against Seller from any applicable taxing authority for assessment of Taxes with respect to the Assets. Except as set forth on Schedule 5.07, there are no audits of Seller by any applicable taxing authority with respect to Taxes attributable to the Assets. Except for statutory liens for property Taxes and ad valorem Taxes, there are no tax liens on or with respect to the Assets.

Section 5.08 AFEs. Except as set forth on Schedule 5.08, there are no outstanding authorizations for expenditures or other capital commitments which are binding on the Assets and which individually would require the owner of the Assets after the Effective Time to expend monies in excess of One Hundred Thousand Dollars ($100,000.00).

Section 5.09 Compliance with Laws. During Seller’s period of ownership, with respect to the Assets for which Seller is the operator of record, and to Seller’s knowledge with respect for which Seller is not the operator, the operation of the Assets has been in compliance with Laws in all material respects.

Section 5.10 Contracts. When combined with the Surface Agreements listed on Exhibit A, Schedule 5.10 is a complete list of all Material Contracts. For purposes of this Section 5.10, a “Material Contract” is a contract, other than a Lease, that is reasonably expected to require payments to a third party in excess of $100,000 each year after the Effective Time. Seller is not in Breach of any of the Contracts and, to Seller’s knowledge, the Contracts are in full force and effect in accordance with their terms. To the knowledge of Seller, no other party to any of the Contracts is in Breach thereof.

Section 5.11 Production Imbalances. Subject to the provisions of Section 3.02(b), to Seller’s knowledge, there are no Production Imbalances as of the Effective Time as to any of the Subject Interests.

Section 5.12 Payments for Production. Seller is not obligated by virtue of a take or pay payment, call, advance payment, production payment, or other similar payment or obligation (other than royalties, overriding royalties, or similar arrangements that do not cause Seller’s NRI to be less than that set forth on Exhibit C), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery at the then market price, and no take or pay credits must be provided before natural gas can be transported through any interstate carrier under FERC Order 500, et al, and there are no obligations on the Assets under FERC Order 451.

Section 5.13 Bonds. Seller maintains, and through the Closing will maintain, with respect to the Assets, the bonds described on Schedule 5.13.

Section 5.14 Plugging Obligations; Wells. Except for wells and items listed in Schedule 5.14, there are no dry holes, or shut in or otherwise inactive wells, located on the Assets or lands pooled, communitized, or unitized therewith that Seller has either the obligation to plug and abandon as of the Effective Time in accordance with an applicable operating agreement or Law or as to Wells for which Seller is not the operator, received a written proposal to plug and abandon. During the period of its ownership, all of the Wells operated by Seller have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and applicable Laws, and no Well is subject to penalties because of violations of applicable Laws.

Section 5.15 Personal Property and Equipment. Seller is the owner of the Equipment free and clear of all liens and encumbrances other than those to be released at Closing. Other than in connection with normal and customary prudent operations, Seller has not removed any personal property, equipment, or fixtures from the Wells, unless it has been replaced with personal property, equipment, or fixtures of similar grade and utility. Unless removed, repaired or replaced (a) with personal property, equipment, and fixtures of similar grade and utility or (b) in connection with normal and customary prudent operations, the personal property, equipment, and fixtures currently attendant to the Wells was the equipment historically used by Seller on the Wells to produce the Hydrocarbons prior to the execution of this Agreement. All Wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, fixtures and equipment that are necessary to conduct normal operations on the Assets are in good working condition, reasonable wear and tear excepted, and are being maintained in a state adequate to conduct normal operations, except for such conditions which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 5.16 No Alienation. Within one hundred twenty (120) days of the date hereof, Seller has not voluntarily or involuntarily sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Assets other than (i) production sold in the ordinary course of Seller’s business and (ii) equipment which was worthless, obsolete, or replaced by equipment of equal suitability and value.

Section 5.17 Hydrocarbon Sales Contracts. Except for the Hydrocarbon sales contracts listed in Schedule 5.10, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice) and no person has any call upon, option to purchase, or similar rights with respect to the production from the Assets. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason. There are no agreements involving any prepayments for production or requiring delivery of Hydrocarbons produced from the Assets at some time in the future without Buyer receiving full payment therefor at the time of delivery.

Section 5.18 Area of Mutual Interest and Other Agreements. No Asset is subject to (or has related to it) any area of mutual interest agreements not disclosed in the Contracts or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time other than the Wells listed on Exhibit B as having an after payout NRI.

Section 5.19 Leases. Except as set forth in Schedule 5.19, which matters shall be a Retained Obligation, during its period of ownership, all payments under the Leases (including, without limitation, royalties, overriding royalties, shut-in payments) have been timely and properly made in accordance with the terms of the Leases and applicable Law. Seller has not received a written notice of termination or Breach of any of the Leases; provided, however, that Buyer’s sole remedy for any Breach of this representation and warranty described in this sentence shall be the Title Defect mechanism set forth in ARTICLE 4.

Section 5.20 Property Expenses. In the ordinary course of business during the period of its ownership, Seller has paid all property expenses attributable to the period of time prior to the Effective Time as such property expenses become due, and such property expenses are being paid in a timely manner before the same become delinquent, except such property expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.

Section 5.21 Permits. Except as set forth on Schedule 5.29, Seller during its period of ownership and as to those Assets it has operated, has all Permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions, and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Assets as presently being owned and operated. The Permits are in full force and effect and the Assets have been operated in accordance with the terms thereof in all material respects. Seller has not received written notice of any violations in respect of any of the Permits that remain uncured, except as set forth in Schedule 5.29.

Section 5.22 No Adverse Change. During the period of Seller’s ownership, with respect to the Assets for which Seller is the operator of record, and to Seller’s knowledge as to Assets for which Seller is not the operator, the Assets have been operated in the ordinary course of business consistent with past practices and there has been no event or series of events that have either individually or in combination had a Material Adverse Effect on the Assets.

Section 5.23 Information. The information pertaining to revenue and expenses attributable to the Assets that Seller has furnished to Buyer (the “Information”) is (a) accurate in all material respects to the extent relating to the period of Seller’s ownership of the Assets and (b) to the knowledge of Seller, accurate in all material respects to the extent relating to any period of ownership of the Assets prior to the time owned by Seller reflected in the Information. Except as specifically set forth in this Section 5.23, Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records, and (iii) Seller has not knowingly misrepresented any material information in the Records. Except as set forth in this Section 5.23, no representation or warranty of any kind is made by Seller as to the Information or with respect to the Assets to which the Information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations and warranties contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the Information including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation.

Section 5.24 Gathering, Compression, Treating, or Transportation Agreements. Except as set forth in Schedule 5.10, none of the Assets are dedicated or subject to any gathering, compression, treating, processing, transportation, or similar agreement.

Section 5.25 Tax Partnerships. Except as set forth on Schedule 5.25, the Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code.

Section 5.26 Preferential Rights to Purchase and Consents. Schedule 4.06 accurately lists all preferential rights to purchase affecting the Assets, and Schedule 4.07 and Schedule 4.07A accurately list all Assets subject to a consent to assignment.

Section 5.27 Payout Status. Set forth on Schedule 5.27 is a list of each Well in which Seller’s interest will change upon payout pursuant to a Contract or force pooling order. Seller has furnished Buyer with Seller’s most current payout calculations relating to such Wells.

Section 5.28 Hedging. Upon Closing, there shall be no agreements for options, swaps, floors, caps, collars, forward sales involving commodities, commodity prices, or indices based on any of the foregoing and all similar agreements created or entered into by Seller affecting or relating to the Assets for which Buyer shall have any responsibility whatsoever.

Section 5.29 Environmental Representations and Warranties. Except as set forth in Schedule 5.29, all required federal, state, and local permits concerning or related to environmental protection, regulation, and disposal of water have been acquired, all notices, reports, and registrations required by Environmental Laws with respect to the Assets have been filed, and Seller has been in full compliance in all material respects with such environmental permits and any other Environmental Laws affecting the Assets during the period in which it has owned and operated the Assets. All hazardous materials as defined by any applicable Environmental Law, generated on the Lands by Seller have been properly disposed of in accordance with Environmental Laws.

Section 5.30 Notice of Changes. Promptly upon its discovery or identification of same, but in any event prior to Closing, Seller shall provide to Buyer and Parent Guarantor written notice of any matter it so identifies that has a material effect on any of Seller’s, Buyer’s or Parent Guarantor’s representations or warranties under this Agreement, or rendering any such representation or warranty untrue or inaccurate.

Section 5.31 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF

BUYER AND PARENT GUARANTOR

Buyer and Parent Guarantor each represents and warrants to Seller that:

Section 6.01 Existence. Buyer and Parent Guarantor each is a Delaware limited liability company duly formed, organized, validly existing, and in good standing under the laws of the state of its formation. Each has full legal power, right, and authority to carry on its business as such is now being conducted. Buyer is, or will be on the Closing Date, authorized to do business as a foreign limited liability company and in good standing in the States of Colorado and Wyoming.

Section 6.02 Legal Power. Buyer and Parent Guarantor each has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:

(a) any provision of Buyer’s or Parent Guarantor’s formation documents or other governing documents;

(b) any material agreement or instrument to which Buyer or Parent Guarantor is a party or by which Buyer or Parent Guarantor or its assets are bound; or

(c) any judgment, order, ruling, or decree applicable to Buyer or Parent Guarantor as a party in interest or any law, rule, or regulation applicable to Buyer or Parent Guarantor.

Section 6.03 Execution. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Buyer and Parent Guarantor. This Agreement constitutes the legal, valid, and binding obligation of Buyer and Parent Guarantor enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Buyer or Parent Guarantor of any affiliate of either of them for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer or Parent Guarantor threatened against Buyer or Parent Guarantor or any affiliate of either of them.

Section 6.06 Suits and Claims. There is no Claim by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative, or arbitration proceeding pending or, to Buyer’s or Parent Guarantor’s knowledge, threatened against Buyer or Parent Guarantor or any affiliate of either of them that is reasonably likely to have a material effect on Buyer’s or Parent Guarantor’s ability to consummate the transactions contemplated herein.

Section 6.07 Independent Evaluation. Buyer and Parent Guarantor each acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent Guarantor have relied solely upon the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and Buyer’s and Parent Guarantor’s own independent due diligence and investigation of the Assets, and has been advised by and has relied solely on their own expertise and their own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Assets and the value thereof. In addition, Buyer and Parent Guarantor acknowledge and agree that they will be or have been advised by and rely solely on their own expertise, and their legal counsel and any advisors or experts concerning matters relating to Title Defects, Title Benefits, and Environmental Defects.

Section 6.08 Qualification. As of the Closing, the Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets, including meeting all bonding requirements.

Section 6.09 Securities Laws. Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this transaction, and all funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.

Section 6.10 No Investment Company. Neither Buyer nor Parent Guarantor is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

Section 6.11 Funds. Buyer has arranged to have available by the Closing Date immediately available funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.12 Notice of Changes. Promptly upon its discovery or identification of same, but in any event prior to Closing, Buyer or Parent Guarantor shall provide to Seller written notice of any matter Buyer or Parent Guarantor identifies that has a material effect on any of Seller’s, Buyer’s, or Parent Guarantor’s representations or warranties under this Agreement, or rendering any such warranty or representation untrue or inaccurate.

Section 6.13 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 7

OPERATION OF THE ASSETS

Section 7.01 Operation of the Assets.

(a) From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Seller shall (i) during the period prior to the Closing, operate and administer the Assets in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of operations to Buyer, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) not, without Buyer’s express written consent, commit to participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Buyer in excess of $100,000 net to Seller’s interest for each proposed operation, or terminate, materially amend, or extend any Contracts affecting the Assets, or enter into or commit to enter into any material new contract or agreement relating to the Assets, or settle, compromise, or waive any material right relating to the Assets, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) maintain in full force and effect the Leases, the Surface Agreements, and other Assets, and properly pay all costs and expenses and perform all obligations of the owner of the Assets promptly when due, (vi) maintain all Permits, (vii) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with Seller’s past practices, (viii) not grant or create any preferential right to purchase, right of first opportunity, or other transfer restriction or requirement with respect to the Assets except in connection with the renewal or extension of Assets after the Effective Time if granting or creating such right or requirement is a condition of such renewal or extension and then with prompt written notice of such action to Buyer, (ix) not elect to become a non-consenting party in any operation proposed by any other Person with respect to the Assets unless requested to do so in writing by Buyer, (x) maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, (xi) not make any change in any method of accounting or accounting practice or policy with respect to the Assets, and (xii) not agree to extend any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency for any Taxes, or make any change in any Tax elections with respect to the Assets.

(b) Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this ARTICLE 7, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this ARTICLE 7. Seller will, without penalty for the failure to do so except to the extent that the failure to give Buyer such notice has a Material Adverse Effect, notify Buyer of the occurrence of such event to the extent of Seller’s knowledge.

Section 7.02 Buyer’s Qualification. At Closing, Buyer shall be qualified and shall meet all requirements, comparable to the bonding requirements that have been imposed on Seller that are described on Schedule 5.13, to be designated operator of that portion of the Wind River/Powder River Assets for which Seller serves as operator. It is understood and agreed that certain Governmental Authorities may require Buyer to provide higher levels of financial security than they required of Seller. Buyer shall provide all such additional security in order to meet all requirements necessary for Buyer to be designated as operator of the Wind River/Powder River Assets. Buyer shall cooperate with Seller to facilitate the release by Governmental Authorities of Seller’s bonds described on Schedule 5.13.

Section 7.03 Joint Piceance Operations. From and after the Closing (but effective as of the Effective Time) all joint operations in the Piceance Basin shall be conducted pursuant to a joint operating agreement in the form of Exhibit G (the “Piceance JOA”). The “Contract Area” under the Piceance JOA shall be comprised of all of the Leases and Lands described on Exhibit A-1, and Seller shall be designated “Operator.”

Section 7.04 Operation of the Wind River Assets and Powder River Assets after the Closing. If requested by Buyer prior to Closing, Seller shall continue to operate the Wind River Assets and Powder River Assets (for which it was the operator) pursuant to an agreement substantially in the form of the transition services agreement attached as Exhibit H (the “Transition Services Agreement”). Seller shall make its employees and contractors available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Seller does not warrant or guarantee that Buyer will become the operator of the Assets or any portion thereof, as such matter will be controlled by the applicable joint operating agreement(s) and other applicable agreement(s); provided, however, Seller shall use reasonable efforts to assist Buyer in becoming successor operator. As used in this Section 7.04, the phrase “operate” shall mean both the physical operations on the Wind River Assets and the Powder River Assets for which Seller was the operator, and the accounting (including the payment of royalties, Taxes and expenses and joint interest billings), reporting and marketing functions Seller performed with regard to the Assets prior to Closing, all of which are more fully described in the Transition Services Agreement.

Section 7.05 Consents Related to Certain Contracts. Promptly after the execution of this Agreement, Buyer shall send requests for consents to assignments to the holders of those consent rights listed on Schedule 4.07A. It is understood and agreed that in order to obtain the consent to the assignment of certain of the Contracts listed on Schedule 4.07A), Buyer may be required to provide financial security, such as the delivery of letters of credit. Buyer covenants and agrees that it shall provide all such financial security required to obtain the consents to such assignment and the release of Seller from any post-Effective Time liability thereunder; provided, however, as to any interstate pipeline-related Contract that are among the Contracts, if a pipeline demands security in any amount the Parties agree in good faith is unreasonable, such Contract shall be retained by Seller, but the Purchase Price shall be adjusted upward for the discounted

(PV 10) value of demand charges owed under the remaining term of such Contract. It is further understood and agreed that Seller shall have no obligation whatsoever to make any payment, or deliver any other consideration, or retain or assume any obligation in order to accomplish the assignment of any Contract.

Section 7.06 Concurrent Operations in the Powder River Basin. In light of Seller’s reservation of Deep Rights underlying the Powder River Assets, it is acknowledged and agreed that there is a possibility that the Parties may in the future conduct concurrent operations on such Lands. In light of this possibility, the Parties shall execute and deliver at Closing an accommodation agreement in the form of Exhibit I (the “Accommodation Agreement”). In addition, the Accommodation Agreement shall provide that, prior to relinquishing any Exhibit A-3 Lease, Buyer shall give Seller thirty (30) days’ prior written notice so that Seller may be afforded an opportunity to take a reassignment of such a Lease.

Section 7.07 Marketing of Piceance Basin Asset Production. Seller shall market Buyer’s share of the Hydrocarbons produced from the Piceance Basin Assets pursuant to the terms and conditions of a marketing agreement to be executed and delivered at Closing (the “Marketing Agreement”). The Marketing Agreement shall include the terms described on Exhibit J.

Section 7.08 Public Announcements. Upon the execution of this Agreement the Parties may make such public disclosures, including issue press releases, to enable them to comply with applicable securities or other Laws or the applicable rules of the New York Stock Exchange. Prior to issuing any press release, a Party shall provide it to the other Party for approval, which approval shall not be unreasonably withheld; however, the foregoing shall not restrict disclosures by Buyer or Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates. Following Closing, the Parties shall issue a press release in form and substance to be agreed upon by the Parties prior to the Closing, which agreement shall not be unreasonably withheld.

Section 7.09 Proprietary Seismic. Seller has obtained certain two-dimensional and three-dimensional seismic covering certain of the Assets (the “Proprietary Seismic”). Pursuant to Section 1.06 above, Seller is not selling and transferring to Buyer the Proprietary Seismic. However, at Closing Seller and Buyer shall execute a non-exclusive license in the form of Exhibit K (the “Seismic License”) pursuant to which Buyer will be provided copies of the Proprietary Seismic and granted certain rights to use it.

Section 7.10 Parent Guarantee. It is acknowledged and agreed that Parent Guarantor’s guarantee of Buyer’s performance of Buyer’s obligations hereunder is a material inducement for Seller to proceed with the execution of this Agreement and the consummation of the transaction contemplated herein. In light of the foregoing Parent Guarantor shall execute and deliver to Seller the parent guarantee in the form of Exhibit L hereto (the “Parent Guarantee”).

Section 7. 11 Employee Matters.

(a) Seller shall provide a list of available Business Employees to Buyer at least fifteen (15) business days prior to the Closing Date and shall update such list on and through the Closing Date to reflect any new hires or departures. Buyer may make an offer of employment to such Business Employees as it chooses in its sole and absolute discretion, and shall use commercially reasonable efforts to deliver such offers no later than five (5) days prior to the Closing Date. Such offers shall be effective as of the Closing Date or such later date as any Business Employee who is on short or long term disability may be ready to return to work. All offers of employment shall (i) provide for aggregate compensation and benefits for each Business Employee that are no less favorable than the aggregate compensation and benefits provided to each such Business Employee by Seller prior to the Closing Date, and (ii) shall provide for annual vacation or paid time off accrual that is no less favorable than the vacation or paid time off accrual provided by Seller to each Business Employee prior to the Closing Date. The term “Business Employees” shall mean those full time and part time employees of Seller (hourly and salaried) based in the State of Wyoming , as identified by Seller, whose primary employment is related to the Wind River Assets or the Powder River Assets.

(b) For purposes of this Agreement, a “New Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 7.11(a).

(c) Subject in all events to applicable Laws and to the existing general terms and conditions of the plans, policies, agreements and arrangements maintained by Buyer or any of its Affiliates (as same have been applied to similarly situated employees of Buyer prior to the Closing Date), Buyer shall provide each New Employee with credit for their years of industry service for Seller, or other industry third parties, and its ERISA Affiliates for purposes of eligibility, vesting, and entitlement to benefits (and for benefit accruals solely with respect to vacation, sick leave, and severance), under all employee benefit plans (as defined in section 3(3) of ERISA) and all vacation, sick leave, severance, and other compensation plans, policies, agreements and arrangements maintained by the Buyer or any of its Affiliates in which such New Employee participates on or after the Closing Date in the same manner as if such service had been service for Buyer completed after the Closing.

(d) Subject in all events to applicable Laws and to the existing general terms and conditions of the plans, policies, agreements and arrangements maintained by Buyer or any of its Affiliates (as same have been applied to similarly situated employees of Buyer prior to the Closing Date), Buyer shall offer medical and dental coverage for New Employees and their spouses and dependents under Buyer’s group health plan (the “Group Health Plan”). Buyer shall cause each such Group Health Plan, and applicable insurance carriers, third party administrators and any other third parties, to (i) waive any waiting period(s) under the Group Health Plan otherwise applicable to such New Employees, (ii) waive all limitations as to pre-existing medical conditions under the Group Health Plan applicable to New Employees to the extent that such medical conditions would be covered under the Group Health Plan if they were not pre-existing conditions, and (iii) provide New Employees with credit, for the year in which the New Employee begins employment with Buyer, for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable co-payment, deductible, and out-of-packet maximums under the Group Health Plan. Buyer shall take such actions as are necessary to provide continuation health care coverage to New Employees and their qualified beneficiaries who incur qualifying events on or after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code or any state analogue (collectively “COBRA”).

(e) Any New Employees will become eligible to participate in Buyer’s incentive bonus plans effective as of their hire date and any and all bonuses paid under such plans will not be pro-rated for service during the calendar year of hire.

(f) Following the Closing, subject in all events to applicable Laws, Buyer shall use commercially reasonable efforts to cause to be accepted by the trustee of a Buyer Retirement Plan in which a New Employee is eligible to participate a rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such New Employee’s benefit under a Seller Retirement Plan (including any notes representing participant loans) provided that Seller provides to Buyer such information as is satisfactory to Buyer to assure itself that such Seller Retirement Plan satisfies the qualification requirements of Section 401(a) of the Code.

(g) This Section 7.11 shall not constitute an amendment to any employee benefit plan maintained by the Seller and its Affiliates, or the Buyer and its Affiliates, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee or any person representing the interests of employees.

(h) Buyer agrees that, for a period of twelve (12) months following Closing, Buyer will not, in any manner, directly or indirectly, solicit any person who is an employee of Seller (other than any Business Employee) to apply for or accept employment with Buyer or any other business entity, or discuss with any person who is an employee of Seller (other than any Business Employee) alternative employment with Buyer or any other business entity. Notwithstanding the foregoing, it shall not constitute a violation of this Section 7.11(h) for Buyer to (A) make a general solicitation for employment or other services through any form of media or any third party recruiting firm not specifically directed to the employees, agents or consultants of Seller and hire any person that responds to the same, (B) solicit or hire any person who initiates discussions with Buyer regarding employment without any direct or indirect prohibited solicitation by Buyer, or (C) solicit or hire any person who has ceased to be employed by Seller prior to commencement of employment discussions between Buyer and such person.

Section 7.12 Updated Exhibits and Schedules.

(a) Updated Exhibits. The Parties agree that Exhibit A is intended to list all of the Leases and Lands which are intended to be included as part of the Assets to be conveyed to Buyer hereunder. In the event that between the date of the execution of this Agreement and Closing it is determined that there are Leases and Lands that have been inadvertently omitted from or incorrectly described on Exhibit A, Seller, with the consent of Buyer, which consent shall not be unreasonably withheld or delayed, shall be permitted to supplement Exhibit A until five (5) business days prior to the Closing Date to include those Leases and Lands which have been inadvertently omitted or incorrectly described.

(b) Updated Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until five (5) business days prior to the Closing Date to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules, provided that such addition, supplement or amendment does not have the effect of materially increasing any liabilities of the Buyer or materially decreasing the value of the Assets. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in ARTICLE 9 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Buyer and Parent Guarantor herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date;

Section 8.02 Performance. Buyer and Parent Guarantor shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section10.08; and

Section 8.03 Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Buyer or Parent Guarantor shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

Section 8.04 Qualifications. At least three (3) days prior to Closing, Buyer shall deliver to Seller documentation demonstrating that it has in place all bonds or other financial security which are comparable to those described in Schedule 5.13 and which are sufficient to meet the requirements of all Governmental Authorities; and

Section 8.05 Consents to Assignment. Subject to Section 7.05, all consents to assignment for those instruments identified on Schedule 4.07A shall have been received without qualification prior to the Closing.

ARTICLE 9

CONDITIONS TO OBLIGATIONS

OF BUYER AND PARENT GUARANTOR

The obligations of Buyer and Parent Guarantor to consummate the transaction provided for herein are subject, at the option of Buyer and Parent Guarantor, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations. Subject to Section 12.12, The representations and warranties of Seller contained in Section 5.02 through Section 5.06, inclusive, shall be true and correct in all material respects on the Closing Date as though made on and as of such date, and no action or omission of Seller or event shall have occurred during the period of time commencing upon the expiration of the Notification Date and ending on the Closing Date which shall have caused any of the representations and warranties of Seller contained in Section 5.07 through Section 5.29, inclusive, not to be true and correct in all material respects on the Closing Date as though made on and as of such date;

Section 9.02 Performance. Seller shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section 10.07;

Section 9.03 Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Seller shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and

Section 9.04 JPMorgan Chase Liens. At least three (3) days prior to the Closing Date, Seller shall have delivered to Buyer releases of all JPMorgan Chase Liens and any other liens for borrowed money affecting or burdening the Assets in form suitable for recording or filing (as applicable) and such releases shall be reasonably satisfactory to Buyer.

ARTICLE 10

THE CLOSING

Section 10.01 Time and Place of the Closing. If the conditions referred to in ARTICLE 8 and ARTICLE 9 have been satisfied or waived in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Denver, Colorado offices of Seller at 9:00 a.m. MST on December 31, 2012 (the “Closing Date”).

Section 10.02 Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased (without duplication) by the following amounts:

(i) the amount of all (A) paid ad valorem, property, severance, production, conservation and other similar Taxes and assessments based upon or measured by the ownership of the Assets, insofar as such Taxes relate to periods of time from and after the Effective Time, and (B) paid charges, costs, and expenses of any kind or nature that are attributable to the Assets and the period from and after Effective Time;

(ii) all expenses, including operating and capital expenditures, incurred and paid by or on behalf of Seller in connection with ownership, operation, and use of the Assets attributable to the period from and after the Effective Time, and including without limitation the costs incurred in connection with the AFEs described on Schedule 5.08, which costs shall be the responsibility of Buyer to the extent paid by Seller after the Effective Time;

(iii) all royalties, rentals, and other charges attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller;

(iv) expenses incurred under applicable operating agreements including any overhead charges allowable under the applicable operating procedure (COPAS) where Seller is non-operator attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller (the costs and expenses for which Seller shall receive an upward adjustment to the Purchase Price pursuant to clauses (i) through (iv) inclusive, shall be referred to as the “Interim Operating Expenses”);

(v) all upward Purchase Price adjustments for Title Benefits determined in accordance with ARTICLE 4;

(vi) the value of all oil, gas, and natural gas liquids above the pipeline connection as of the Effective Time that is credited to the Assets, such value (A) for purposes of the Statement, to be the actual price received for such oil, gas, or natural gas liquids upon the first unaffiliated third party sale thereof, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Interim Settlement Statement or the Final Settlement Statement, to be based upon actual amounts;

(vii) any adjustment pursuant to Section 7.05; and

(viii) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(b) At the Closing, the Purchase Price shall be decreased (without duplication) by the following amounts:

(i) the Deposit;

(ii) an amount equal to the sales price paid to Seller by the first purchaser of the Hydrocarbons produced, saved, and sold from the Subject Interests from the Effective Time (without deductions of any kind or nature, including, but not limited to, royalties and any Taxes based on production), which shall (A) for purposes of the Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Interim Settlement Statement or the Final Settlement Statement, be based upon actual amounts;

(iii) an amount equal to all cash in or attributable to suspense accounts held by Seller relating to the Wind River Assets and Powder River Assets for which Buyer has assumed responsibility under Section 12.01;

(iv) the Allocated Value of any Asset sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06;

(v) the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of ARTICLE 4;

(vi) all downward Purchase Price Adjustments for Title Defects and Environmental Defects determined in accordance with ARTICLE 4;

(vii) all Casualty Losses determined in accordance with Section 13.03(c);

(viii) subject to Section 7.01, proceeds from the sale, salvage, or other disposition of any Equipment or rights in the Assets from and after the Effective Time;

(ix) all obligations with respect to Production Imbalances described on Schedule 1.02(g) and on Schedule 1.03(i) attributable to the Assets for periods before the Effective Time, on the basis of Three Dollars ($3.00) per MMBtu in the case of gaseous Hydrocarbons; and

(x) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(c) The allocations of costs and expenses and/or adjustments described in Section 10.02(a)and Section 10.02(b) are referred to herein as the “Purchase Price Allocations and Adjustments.”

Section 10.03 Closing Adjustments and Allocations Statement. Not later than five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a draft statement of the estimated Purchase Price Allocations and Adjustments with appropriate support (the “Settlement Statement”), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 10.02. Any dispute with respect thereto shall be resolved prior to Closing. If the Parties cannot resolve any item, the Settlement Statement shall reflect Seller’s calculation of such item.

Section 10.04 Post-Closing Allocations and Adjustments to Purchase Price.

(a) On or before March 31, 2013, Seller shall prepare and deliver to Buyer an interim settlement statement (the “Interim Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments as of March 31, 2013, reflecting only those Adjustments to be made to the Purchase Price pursuant to Sections 10.02(a)(ii), 10.02(a)(iii),

10.02(b)(ii) and 10.02(b)(ix) of this Agreement as of the date of the Interim Settlement Statement, and the calculation of the adjustments used to determine such amount. Within two (2) Business Days of receipt of the Interim Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Interim Settlement Statement. The Parties shall in good faith attempt to agree on the Interim Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. In the event the Parties agree to the amounts set forth in the Interim Settlement Statement, the interim Purchase Price adjustment amount so determined shall be paid by the owing Party within ten (10) days of such agreement as to such owed amounts to the owed Party. On or before June 30, 2013, Seller shall prepare and deliver to Buyer a revised Statement (“Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Interim Settlement Statement and the Final Settlement Statement or to permit Buyer to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 4.13.

(b) If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price previously paid, taking into account amounts paid in connection with the Interim Settlement Statement, then Buyer shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price previously paid, taking into account amounts paid in connection with the Interim Settlement Statement within five (5) business days after the Final Settlement Date. If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price previously paid, taking into account amounts paid in connection with the Interim Settlement Statement, then Seller shall pay in immediately available funds to Buyer the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price previously paid, taking into account amounts paid in connection with the Interim Settlement Statement within five (5) business days after the Final Settlement Date.

(c) Pursuant to Section 10.02(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from and after the Effective Time to the Closing Date. If Buyer shall receive any revenues attributable to such Hydrocarbons for any reason for which Buyer has received a reduction in the Purchase Price pursuant to this Section 10.04(c), Buyer shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Subject Interests and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Buyer.

(d) Except as otherwise provided in this Agreement, any costs and expenses, including Taxes (other than income taxes) relating to the Assets which are not reflected in the Final Settlement Statement shall be treated as follows:

(i) All costs and expenses relating to the Assets for the period of time prior to the Effective Time shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer in immediately available funds for and indemnify, defend, and hold Buyer harmless from and against the same; and

(ii) All costs and expenses relating to the Assets for which Buyer is responsible (being those incurred from and after the Effective Time) shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend, and hold Seller harmless from and against the same.

(e) Purchase Price adjustments, if any, with respect to Title Defects or Environmental Defects the cure or correction of which or a dispute with respect to the same remains pending on the Final Settlement Date shall be made on a date mutually agreed by the Parties, both acting reasonably.

Section 10.05 Transfer Taxes. All sales, use, documentary, recording, stamp, transfer, and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, assessments, fees, or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer. The Parties will reasonably cooperate to eliminate or reduce the assessment of sales or use taxes to the extent permitted by applicable Law. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of sales or use taxes, Seller shall protest the assessment of those taxes if Buyer requests Seller in writing to make such appeal or protest, and, in such event, Buyer will reimburse Seller all out-of-pocket expenses and incurred by Seller in connection with such appeal or protest.

Section 10.06 Ad Valorem and Similar Taxes. All ad valorem, property, production, severance, and similar Taxes attributable to any period prior to the Effective Time will be paid by the Seller. All ad valorem, property, production, severance, conservation, and similar Taxes attributable to any period from and after the Effective Time shall be paid by Buyer. Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Taxes based on or measured by production of Hydrocarbons or the value thereof shall be deemed attributable to the period during which such production occurred regardless of the year when such Taxes are assessed. Seller shall provide written evidence to Buyer that it has paid all Taxes for periods prior to the Effective Time that are payable after the Effective Time including production Taxes in the states of Colorado or Wyoming provided such Taxes are based on production occurring prior to the Effective Time.

Section 10.07 Actions of Seller at the Closing. At the Closing, Barrett and/or CBM Corp, as required, shall:

(a) execute, acknowledge, and deliver to Buyer the Assignments in the form of Exhibit D-1, Exhibit D-2 and Exhibit D-3 (CBM Corp shall also execute, acknowledge and deliver the Assignment in the form of Exhibit D-3) effective as of the Effective Time, and such other conveyances, assignments, transfers, and other instruments (on forms as required by any Governmental Authority) as may be necessary to transfer the Assets to Buyer;

(b) execute and deliver to Buyer and Escrow Agent the Escrow Agreement and execute, acknowledge and deliver to Escrow Agent the Assignments in the form of Exhibit D-4, Exhibit D-5 and Exhibit D-6 and the Additional Mineral Deeds;

(c) deliver to Buyer possession of the Assets (excluding the Records);

(d) execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e) execute and deliver the Transition Services Agreement if so requested by Buyer;

(f) execute and deliver to Buyer the Piceance JOA, the Accommodation Agreement, the Marketing Agreement and the Seismic License;

(g) execute and deliver any documents or instruments required by any Governmental Authority in order to transfer the operatorship to Buyer of the Wind River Assets and Powder River Assets operated by Seller;

(h) execute, acknowledge and deliver a special warranty deed in the form of Exhibit E-1 covering the Waltman Office and execute, acknowledge and deliver the special warranty deed in the form of Exhibit E-2 covering fee mineral interests among the Piceance Basin Assets;

(i) execute and deliver to Buyer the Settlement Statement;

(j) execute and deliver to Parent Guarantor a copy of the Parent Guarantee; and

(k) execute and deliver to Buyer all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

Section 10.08 Actions of Buyer at the Closing. At the Closing, Buyer and/or Parent Guarantor, as the case may be, shall:

(a) execute and deliver to Seller the Settlement Statement;

(b) pay the Purchase Price (as adjusted pursuant to the provisions hereof) in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Buyer;

(c) provide any necessary evidence including proof of proper bonding and other qualifications to be entitled to take and actually take possession of the Wind River/Powder River Assets and, subject to Section 7.05, provide necessary evidence that Buyer has received, without qualification, all of the consents to assignment listed on Schedule 4.07(a);

(d) execute, acknowledge, and deliver to Seller the Assignments in the form of Exhibit D-1, Exhibit D-2 and Exhibit D-3 and such other conveyances, assignments, transfers and other instruments (on forms as required by any Governmental Authority) as may be necessary to transfer the Assets to Buyer;

(e) execute and deliver to Seller and Escrow Agent the Escrow Agreement and execute, acknowledge and deliver to Escrow Agent the Assignments in the form of Exhibit D-4, Exhibit D-5 and Exhibit D-6, and the Additional Mineral Deeds;

(f) execute and deliver to Seller the Transition Services Agreement if Buyer requests that such agreement be executed;

(g) execute and deliver to Seller the Piceance JOA, Accommodation Agreement, the Marketing Agreement and the Seismic License;

(h) execute any documents or instruments required by any Governmental Authority in order for Buyer to assume operatorship of the Wind River Assets and the Powder River Assets;

(i) Parent Guarantor shall execute and deliver to Seller the Parent Guarantee and

(j) execute and deliver to Seller all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 10.09 Recordation; Further Assurances.

(a) Promptly following the Closing, Buyer shall cause the documents identified in Section 9.04 and Section 10.07(a) to be recorded or filed in the appropriate real property and other applicable records, in the order reasonably agreed upon by the Parties, and Buyer shall promptly provide Seller copies of all such recorded or filed instruments.

(b) Seller shall make the Records or the copies of the Records, as applicable under Sections 1.02(g), 1.03(g), or 1.04(g), available to be picked up by Buyer at the offices of Seller during normal business hours within ten (10) days prior to the end of the Transition Services Agreement executed at Closing (twenty (20) business days after the Closing with respect to the copies of the records relating to the Piceance Basin Assets), to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right at its sole expense to make and retain copies of any of the Records.

(c) After the Closing Date, each Party, at the request of the other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Section 10.10 Certain Post-Effective Capital Expenditures and Operating Expenses Related to the Piceance Basin.

(a) The Parties currently do not anticipate they will undertake the drilling of any wells on any Exhibit A-1 Lease between the Effective Time and December 31, 2015, inclusive. In the event any such well is drilled:

(i) As to any well spud between the Effective Time and December 31, 2013, inclusive, Sellers’s working interest shall be 82% of Seller’s and Buyer’s combined working interest in such well and Buyer’s working interest in such well shall be 18% of Seller’s and Buyer’s combined working interest in such well notwithstanding the provisions of Section 1.06(a) or Section 3.01 of this Agreement;

(ii) As to any well spud between January 1, 2014 and December 31, 2014, inclusive, Sellers’s working interest shall be 79% of Seller’s and Buyer’s combined working interest in such well and Buyer’s working interest in such well shall be 21% of Seller’s and Buyer’s combined working interest in such well notwithstanding the provisions of Section 1.06(a) or Section 3.01 of this Agreement;

(iii) As to any well spud between January 1, 2015 and December 31, 2015, inclusive, Sellers’s working interest shall be 76% of Seller’s and Buyer’s combined working interest in such well and Buyer’s working interest in such well shall be 24% of Seller’s and Buyer’s combined working interest in such well notwithstanding the provisions of Section 1.06(a) or Section 3.01 of this Agreement; and

(iv) As to any well spud on or after January 1, 2016, Sellers’s working interest in such well shall be 74% of Seller’s and Buyer’s combined working interest in such well and Buyer’s working interest shall be 26% of Seller’s and Buyer’s combined working interest in such well notwithstanding the provisions of Section 1.06(a) or Section 3.01 of this Agreement.

To implement the foregoing, the incremental undivided interests to be assigned by Seller to Buyer pursuant to Section 1.06(a) or Section 3.01 of this Agreement as of January 1, 2014, January 1, 2015 and January 1, 2016 shall not include, and Seller shall reserve, such incremental interest in the wellbore of any well drilled prior to January 1 of each year listed in this Section 10.10(a) and the production from such wellbore. Further, there shall be attached to the

Assignments in the form of Exhibit D-4, Exhibit D-5 and Exhibit D-6 an exhibit identifying the wellbore(s) that is (are) being reserved. Such exhibit will be delivered to the Escrow Agent on or before December 31, 2013, December 31, 2014 and December 31, 2015 to facilitate Escrow Agent’s delivery obligations. To illustrate the foregoing, assume the following: through 2013, the Parties drill no new wells, but in 2014 they drill the 2014-1 well, and in 2015 they drill the 2015-1 well. As to the 2014-1 well (and assuming that Seller’s and Buyer’s combined working interest in the well is 100%), Seller shall have a 79% working interest and Buyer shall have a 21% working interest for all time, subject to future transfers of interests by the respective Parties. As to the 2015-1 well (and assuming that Seller’s and Buyer’s combined working interest in the well is 100%), Seller shall have a 76% working interest and Buyer will have a 24% working interest for all time, subject to future transfers of interests by the respective Parties. On or before December 31, 2013, the Parties shall deliver to Escrow Agent an exhibit identifying the wellbore(s) that is (are) being reserved that states “None,” which exhibit the Escrow Agent shall attach to the Assignment in the form of Exhibit D-4 that is to be delivered in January 2014. On or before December 31, 2014, the Parties shall deliver to the Escrow Agent an exhibit identifying the wellbore(s) that is (are) being reserved that shall list the wellbore for the 2014-1 well, which exhibit the Escrow Agent shall attach to the Assignment in the form of Exhibit D-5 that is to be delivered in January 2015. And on or before December 31, 2015, the Parties shall deliver to the Escrow Agent an exhibit identifying the wellbore(s) that is (are) being reserved that shall list the 2014-1 and the 2015-1 wellbores, which exhibit the Escrow Agent shall attach to the Assignment in the form of Exhibit D-6 that is to be delivered in January 2016.

(b) As provided in Section 1.02(f), the Piceance Gathering Assets and the Piceance Water Infrastructure Assets do not include, and it is acknowledged and agreed that excluded therefrom, are those specific gathering-related and water-handling assets described in that certain Master Lease Agreement dated July 23, 2012 (Master Lease Agreement Number 24605-9000) by and between Seller and Banc of America Leasing & Capital, LLC (collectively, the “Sale-Leaseback Agreement”), a copy of which has been furnished to Buyer. Pursuant to the Sale-Leaseback Agreement, Seller is required to pay certain capital and operating expenses. From and after the Effective Time, Seller shall bear 74% of such capital and operating expenses. As to such capital and operating expenses and, if the Parties expand the Piceance Gathering Assets and/or the Piceance Water Infrastructure after the Effective Time, Seller shall bear 74% of the associated costs and Buyer shall bear 26% of such costs. Upon the termination of the Sale-Leaseback Agreement, Seller shall pay 74% of the amount required to buy back such Piceance Gathering Assets and such Piceance Water Infrastructure to the extent such assets are subject to the Sale-Leaseback Agreement, and Buyer shall bear 26% of such amount. Upon the completion of such “buyback,” Seller shall own an undivided 74% interest and Buyer shall own an undivided 26% interest in the assets so acquired and Seller agrees to execute and deliver to Buyer all instruments, documents, and other items reasonably necessary to effectuate such ownership, as may be reasonably requested by Buyer.

Section 10.11 Farmout and Right of First Refusal in Wind River Assets.

(a) Farmout. Within a period of five (5) years following the Closing, Seller may propose a maximum of two farmout agreements per year covering some or all of Buyer’s interest in the Wind River Assets for exploration activities and Buyer agrees to negotiate with Seller in good faith to enter such farmout agreements on commercially reasonable terms. Seller’s proposal for farmout agreements under this provision may not cover more than 50,000 net acres in the aggregate. The basic economic terms of any farmout agreement would be a farmout of: (1) in the first well - 100% of the working interest; with Buyer to deliver 80% Net Revenue Interest in the subject leases; an option for a back in for 25% working interest after a 200% payout; (2) 25% working interest in subsequent wells within contiguous four section areas; and (3) in order to earn the working interest in such subsequent wells, Seller must spud each subsequent well within 6 months after the completion date for either the first well or a previous subsequent well, as applicable, subject, however, to stipulations contained in the leases issued by the United States of America.

(b) Right of First Refusal.

(i) If, within a period of five (5) years following the Closing, Buyer intends to propose in writing an exploration activity covering the Wind River Assets to a third party that is not a direct or indirect subsidiary of the Parent Guarantor (“Third Party”), or any Third Party proposes an exploration activity covering the Wind River Assets in writing to Buyer, and Buyer desires to pursue an exploration activity on the terms proposed (any such proposal, a “Wind River Proposal”), Buyer shall provide Seller with a right of first refusal as provided herein to enter into an agreement to undertake such exploration activity on the same terms as the Wind River Proposal or such other terms as Buyer and Seller shall agree upon.

(ii) Buyer shall deliver written notice to Seller of a Wind River Proposal identifying (1) the portions of the Wind River Assets affected by the proposed exploration activity, (2) the price offered for the proposed exploration activity, or the consideration offered if the consideration consists in whole or in part of consideration other than cash, and (3) all other material terms and conditions of the Wind River Proposal, to the extent then known by Buyer including the proposed exploration agreement and the name of the proposed Third Party. If the Wind River Proposal consists of a written and acceptable Wind River Proposal from a Third Party, such notice to Seller must be delivered within five (5) business days of receiving the Wind River Proposal from the Third Party.

(iii) Seller shall than have five (5) business days after Buyer’s notice to Seller described above to deliver written notice of its election to participate in the proposed exploration activity on the same terms and conditions as proposed to or by Buyer. Such election shall constitute a binding agreement to participate in the proposed exploration activity on the same terms and conditions as proposed to or by Buyer. Seller’s failure to respond within such five-day period will be deemed an election not to exercise its right of first refusal regarding the proposed exploration activity and Buyer shall be free to pursue such activity, free from any restrictions under this Agreement.

ARTICLE 11

TERMINATION

Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Seller on the Closing Date if the conditions set forth in ARTICLE 8 have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c) by Buyer on the Closing Date if the conditions set forth in ARTICLE 9 have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d) by either Buyer or Seller if the Closing shall not have occurred on or before December 31, 2012;

(e) by either Buyer or Seller if any Governmental Authority shall have issued a final and non-appealable order, judgment, or decree or taken any other final and non-appealable action challenging, restraining, enjoining, prohibiting, or invalidating the consummation of any of the transactions contemplated herein;

(f) by either Buyer or Seller if (i) the aggregate amount of the Title Defect Values with respect to all Title Defects asserted by Buyer reasonably and in good faith (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) plus (ii) the aggregate amount of the Environmental Defect Values with respect to all Environmental Defects asserted by Buyer reasonably and in good faith plus (iii) the aggregate amount of all Casualty Losses exceeds twenty-five percent (25%) of the unadjusted Purchase Price or if the Purchase Price Adjustments for all preferential rights to purchase independently exceed twenty-five percent (25%) of the unadjusted Purchase Price;

(g) by either Seller or Buyer if between execution of this Agreement and Closing, an event should occur having a Material Adverse Effect on the ownership, operation, or value of the Assets; or

(h) as otherwise provided herein.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in Breach of any provision of this Agreement, or such Party instigates a proceeding of the nature described in Section 8.03 or Section 9.03.

Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 2.02, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided, that, except as set forth in Section 2.02, nothing herein shall relieve any Party from any liability for any Breach hereof or any liability that has accrued prior to the date of such termination, which liability, and the applicable terms and provisions of this Agreement, shall survive such termination.

Section 11.03 Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees in an amount determined in such proceeding, in addition to any other relief to which such Party may be entitled. This Section 11.03 shall not apply to any proceeding under Section 4.13.

ARTICLE 12

ASSUMPTION AND INDEMNIFICATION

Section 12.01 Buyer’s Obligations after Closing. Upon and after Closing, except to the extent reflected in an upward Purchase Price Allocations and Adjustments, Buyer will assume and perform all the obligations, liabilities, and duties relating or with respect to the ownership and/or operation of the Assets that are attributable to periods from and after the Effective Time, together with the Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by Buyer under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

(a) Responsibility for the performance of all express and implied obligations under the instruments described in Exhibit A, together with all other instruments in the chain of title to such Assets, the Leases, the Contracts, the Surface Agreements, the Permits, and all other orders, contracts, and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods from and after the Effective Time;

(b) Responsibility for payment of all amounts held in suspense accounts by Seller as of the Closing Date, and for which the Purchase Price is adjusted pursuant to Section 10.02(b), without regard to whether such suspense amounts relate to periods before or after the Effective Time. Seller covenants and agrees to provide to Buyer with the Records, the owner name, address, and tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds, and all other information with respect thereto required to be provided to the owner or to the state under the laws, rules, and regulations of the affected jurisdiction. To the extent practicable, Seller shall provide such information in the electronic or computer sensible form maintained by Seller. Seller shall remain responsible for the payment of any statutory interest and penalties which may have accrued prior to the Effective Time with respect to such suspense amounts, whether payable to the interest owner or to any state agency in connection with unclaimed property laws, to the extent such interest and penalties are not included in the amount deducted from the Purchase Price pursuant to Section 10.02(b);

(c) Responsibility for those royalty, overriding royalty and working interest owner payments that have been placed in escrow by Seller, which responsibility shall include the establishment of escrow accounts by Buyer that conform with the requirements of the Wyoming Royalty Payment Act within thirty (30) days after Closing so that the funds placed in escrow by Seller may be transferred to the Buyer-established escrow accounts within forty-five (45) days after Closing.

(d) Responsibility for compliance with all Laws now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents, and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods from and after the Effective Time; and

(e) Responsibility for all obligations with respect to Production Imbalances attributable to the Assets, whether attributable to periods before or after the Effective Time.

Section 12.02 Seller’s Obligations after Closing. After Closing, Seller will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and/or its operation of the Assets prior to the Effective Time, including the costs and expenses attributable to the items set forth in Schedule 5.14, (b) severance, ad valorem, production, property, personal property, and similar Taxes measured by the value of the Assets or measured by the production of Hydrocarbons attributable to all periods during which Seller owned the Assets prior to the Effective Time, (c) the payment of all broker’s and finder’s fees in connection with the transactions contemplated by this Agreement, (d) the obligations, liabilities, and duties of Seller relating to or with respect to its ownership and/or operation of the Assets that are attributable to Seller’s period of ownership of the Assets prior to the Effective Time other than the Plugging and Abandonment Obligations and the Environmental Obligations, (e) any liability of Seller for the personal injury or death of an individual or property damage that arises from operations related to the Assets during Seller’s period of ownership prior to the Effective Time, (f) any breach of the representations set forth in ARTICLE 5 of this Agreement, and (g) Seller’s proportionate share of any third party Claims with respect to the payment of royalties, overriding royalties, production payments, net profit payments, or other payments required by the Leases or the Contracts that accrued during Seller’s period of ownership of the Leases and Contracts prior to the Effective Time (collectively, the “Retained Obligations”).

Section 12.03 Plugging and Abandonment Obligations.

(a) Buyer’s Obligations. Except as to those matters described on Schedule 5.14, and provided Closing occurs, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(i) The necessary and proper plugging, replugging, and abandonment of all Wells on the Assets, whether plugged and abandoned before or after the Effective Time in compliance with applicable Laws and the terms of the Leases;

(ii) The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned Assets, junk, and other personal property located on or comprising any part of the Assets in compliance with applicable Laws and the terms of the Leases;

(iii) The necessary and proper capping and burying of all associated flow lines located on or comprising any part of the Assets, to the extent required by applicable Laws, the Leases, the Contracts, or other agreements;

(iv) The necessary and proper restoration of the Assets, both surface and subsurface, in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts, or any other applicable agreements;

(v) To the extent not addressed by operation of ARTICLE 4, any necessary clean-up or disposal of any part of the Assets contaminated by NORM, asbestos containing materials, lead based paint, or any other substances or materials considered to be hazardous under Laws, including Environmental Laws, and Laws relating to the protection of natural resources;

(vi) All obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and

(vii) Obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities.

(b) Standard of Operations. Buyer shall conduct all Plugging and Abandonment Obligations and all other operations with respect to the Assets in a good and workmanlike manner and in compliance with all Laws, including Environmental Laws and Laws (now or hereafter in effect) relating to the protection of natural resources.

Section 12.04 Environmental Obligations. Provided Closing occurs, and except as expressly addressed in Section 4.12, Buyer assumes full responsibility and liability for the following occurrences, events, conditions, and activities on, or related to, or attributable to Seller’s ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from Seller’s ownership or operation of, or relating to, the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT WILLFUL MISCONDUCT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES), or the condition, including the environmental condition, of the Assets when acquired:

(a) Environmental pollution or contamination, including pollution or contamination of the soil, groundwater, or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM, asbestos containing materials, lead based paint, mercury, or any other substance, and any other violation of Environmental Laws or Laws now or hereafter in effect relating to the protection of natural resources;

(b) Underground injection activities and waste disposal;

(c) Clean-up responses, and the cost of remediation, control, assessment, or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons, or storage tanks;

(d) Failure to comply with applicable land use, surface disturbance, licensing, or notification requirements;

(e) Disposal on the Assets of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership, development, operation, or abandonment of any part of the Assets; and

(f) Non-compliance with Environmental Laws (now or hereafter in effect).

Section 12.05 Definition of Claims. Except as expressly provided in Section 4.09(a)(vii) and in the Transition Services Agreement referenced in Section 7.04 that specifically operate to include Buyer, the term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character asserted by a third party (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortuous injury and (c) violations of applicable Laws, including Laws relating to the protection of natural resources, Environmental Laws (each as now or hereafter in effect) and any other legal right or duty actionable at law or equity.

Section 12.06 Application of Indemnities.

(a) All indemnities set forth in this Agreement extend to the officers, directors, partners, managers, members, shareholders, agents, contractors, employees, and affiliates of the indemnified party (“Representatives”).

(b) UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY AND RELEASE, AND WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS REPRESENTATIVES) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF, OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT SECURITIES FRAUD CLAIMS THAT REQUIRE SCIENTER OR KNOWLEDGE AS ONE ELEMENT OF THE CAUSE OF ACTION, WILLFUL MISCONDUCT, OR FRAUD BY THE INDEMNIFIED PARTY), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTY OR ANY OF ITS REPRESENTATIVES.

(c) NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY EXCEPT THAT IF THE DISPUTE BETWEEN SELLER AND BUYER IS BASED ON A FAILURE OF THE TRANSACTION CONTEMPLATED HEREBY TO CLOSE, THE SOLE AND EXCLUSIVE REMEDIES SHALL BE THOSE PROVIDED FOR IN SECTION 2.02. BUYER AND SELLER WAIVE, AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES, OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(d) The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, and for which the indemnified Party is reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified Party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement.

Section 12.07 Buyer’s Indemnity. Buyer shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to the Assumed Obligations.

Section 12.08 Seller’s Indemnity. Subject to Section 12.10, Section 12.11 and Section 12.12, Seller shall release and indemnify, defend and hold Buyer and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to the Retained Obligations.

Section 12.09 Notices and Defense of Indemnified Claims. Each Party shall immediately notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement; provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations unless such failure to give notice actually prejudices the indemnifying Party and so long as the notice is given within the period set forth in Section 12.10. The indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense. An indemnified Party shall use reasonable commercial efforts to pursue, and to cause its affiliates to pursue, all insurance claims to which it may be entitled in connection with any Claims for which a claim for indemnification is made, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any such Claims or any indemnification obligations from third parties with respect to any such Claims. If the indemnifying Party makes any payment on any third party Claim, the indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such third party Claim.

Section 12.10 Survival.

(a) The representations and warranties of Seller in ARTICLE 5 (other than the representations and warranties of Seller in Section 5.01, Section 5.02 and Section 5.03, which shall survive the Closing without time limit, and the representations and warranties set forth in Section 5.07, which survive the Closing by a period equal to the statute of limitations), shall survive the Closing for a six-month period commencing on the Closing Date. The representations and warranties of Buyer in ARTICLE 6 (other than the representations and warranties of Buyer in Section 6.01, Section 6.02 and Section 6.03, which survive the Closing without time limit, and representations and warranties in Section 6.04, which survive the Closing by a period equal to the statute of limitations) shall survive the Closing for a six-month period commencing on the Closing Date. Except as expressly provided in Section 12.02(b), the covenants and agreements of the Parties set forth in this Agreement shall survive the Closing until such covenants and agreements (including, but not limited to, indemnity obligations) have been fully performed in all respects. Representations, warranties, and covenants shall be of no further force or effect after the date of their termination.

(b) The indemnity of Seller as provided in Section 12,08 shall survive for a period of two (2) years from and after the Closing, less and except Seller’s indemnity obligation under Section 12.02(c), which shall survive four (4) years from and after Closing, and Section 12.02(b) which shall survive without time limits. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to make any, and hereby waives, the right to assert, any Claim for indemnity pursuant to the terms of this Agreement against Seller unless Buyer seeks indemnification for such Claim by a written notice received by Seller prior to the expiration of the applicable time period set forth in the prior sentence.

Section 12.11 Limitations on Seller’s Indemnification Obligations. SELLER’S AGGREGATE LIABILITIES UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE XII AND ANY CLAIM OF A SELLER BREACH OF ANY REPRESENTATION AND WARRANTY, SHALL NOT EXCEED TWENTY PERCENT (20%) OF THE PURCHASE PRICE; PROVIDED, HOWEVER, SELLER’S OBLIGATIONS UNDER SECTION 10.06 AND SECTION 12.02(b) AS TO AD VALOREM TAXES SHALL NOT BE SUBJECT TO THIS LIMITATION.

Section 12.12 Representation as to Title and Environmental Matters. Notwithstanding the survival of certain of Seller’s representations and warranties for a six-month period commencing on the Closing Date pursuant to Section 12.10, as to any matter that would constitute a Title Defect or an Environmental Defect that could also result in the breach of any Seller representation and warranty in ARTICLE V, then Buyer’s sole and exclusive remedy shall be to assert prior to the Notification Date such matter as a Title Defect or an Environmental Defect, and the matter will be handled pursuant only to ARTICLE IV. Buyer shall be precluded from asserting any such matter as a breach of any representation and warranty.

Section 12.13 Exclusive Remedy. The terms and provisions of this ARTICLE 12 and those provided in ARTICLE 2, ARTICLE 4, ARTICLE 7, ARTICLE 8, ARTICLE 9, ARTICLE 10, and ARTICLE 11 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder; provided, however, that the terms of this Section 12.13 shall not be applicable to the extent that a Party has committed fraud, securities fraud (where one of the elements of the cause of action is scienter or knowledge), or willful misconduct.

Section 12.14 Piceance Basin Indemnities. Notwithstanding any provision in ARTICLE 12 of this Agreement, as to matters arising from or related to operations on or after the Effective Time (assuming Closing occurs) that are subject to the Piceance JOA, the Parties’ respective rights, duties, obligations and liabilities shall be governed solely by the Piceance JOA.

Section 12.15 Defenses and Counterclaims. Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to release and defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third party Claims arising out of any such assumption or indemnification.

Section 12.16 Anti-Indemnity Statute, No Insurance; Subrogation. Buyer and Seller agree that with respect to any statutory limitations now or hereafter in effect affecting the validity or enforceability of the indemnities provided for in this Agreement, such indemnities shall be deemed amended in order to comply with such limitations. This provision concerning statutory limitations shall not apply to indemnities for all liabilities of the indemnifying Party which are covered by such Party’s insurance. The indemnification provisions provided in this ARTICLE 12 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves and their successors and assigns, including their insurers, any rights to subrogation for Claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

ARTICLE 13

DISCLAIMERS; CASUALTY LOSS AND CONDEMNATION

Section 13.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, whether express, implied, at common law, or statutory. EXCEPT AS PROVIDED IN ANY EXPRESS REPRESENTATION OR

WARRANTY OF SELLER AS CONTAINED IN THIS AGREEMENT AND SUBJECT TO THE TERMINATION OF ANY SUCH EXPRESS REPRESENTATION OR WARRANTY OF SELLER IN ACCORDANCE WITH THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, INFORMATION IN RESPECT OF PRODUCTION IMBALANCES, OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS, OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON), OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE ASSETS, NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION, INCLUDING, THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (d) THE COMPLIANCE OF SELLER’S PAST PRACTICES WITH THE TERMS AND PROVISIONS OF ANY AGREEMENT IDENTIFIED IN EXHIBIT A, OR ANY SURFACE AGREEMENT, PERMIT, CONTRACT, OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, ROLLING STOCK, VEHICLES, AND GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NON-INFRINGING, (v) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (vi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vii) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (viii) EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 5, ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY, OR NATURAL RESOURCES OR RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT, MERCURY, OR ANY OTHER HAZARDOUS SUBSTANCES OR WASTES, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE ASSETS, INCLUDING ALL

PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, AND VEHICLES INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER WILL MAKE, OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, HEALTH, SAFETY, OR THE ENVIRONMENT) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES.

Section 13.02 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO AND SHALL FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

Section 13.03 Casualty Loss; Condemnation.

(a) Except as otherwise provided in this Agreement, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of Wells, and the depreciation of personal property.

(b) Prior to the Closing, there shall not have been a material adverse change in the Assets taken as a whole caused by an event of casualty (a “Casualty”), including, but not limited to, volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation, or seizure, but excepting depletion due to normal production and depreciation or failure of equipment or casing.

(c) If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of the Assets in excess of ten percent (10%) of the Purchase Price (“Casualty Loss”), Buyer or Seller may elect to terminate this Agreement. If this Agreement is not so terminated, then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, at Seller’s sole option, (i) Seller shall retain such Asset subject to such Casualty and such Asset shall be the subject of an adjustment to the Purchase Price in the same manner set forth in Section 4.03 hereof, or (ii) at the Closing, Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss, provided, however, that the Purchase Price shall not be adjusted by reason of such payment, and Seller shall assign, transfer, and set over unto Buyer all of the right, title, and interest of Seller in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

(d) For purpose of determining the value of a Casualty Loss, the Parties shall use the same methodology as applied in determining the value of a Title Defect as set forth in Section 4.03(a).

Section 13.04 Waiver of Consumer Rights. BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBSECTION E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS AND COMMERCE CODE (“DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTING WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLER THAT (i) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) IT IS REPRESENTED BY LEGAL COUNSEL OF ITS OWN CHOOSING IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OR AN AGENT OF SELLER.

ARTICLE 14

MISCELLANEOUS

Section 14.01 Names. As soon as reasonably possible after the Closing, but in no event later than 45 days after the Closing, Buyer shall remove the names of Seller, and all variations thereof, from all of the Wind River/Powder River Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia or responsibility of ownership, including operation of the Assets, in a name other than the name of the Seller, or any variations thereof.

Section 14.02 Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 14.03 Document Retention. As used in this Section 14.03, the term “Documents” shall mean all files, documents, books, records, and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including financial and tax accounting records; land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Laws of any Governmental Authority), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense. Except to the extent necessary for the collection of monies due Seller by a third party or to perform any indemnity obligation required of Seller by this Agreement, Seller shall not retain any Documents in either written or electronic form, except that which might be retained in the ordinary archiving of Seller’s database.

Section 14.04 Entire Agreement. This Agreement, the documents to be executed and delivered hereunder, and the Exhibits, Schedules, and Appendices attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede that certain Confidentiality Agreement dated October 8, 2012, by and between the Seller and Buyer, which agreement shall not survive the Closing. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 14.05 Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 14.07 No Third Party Beneficiaries. Except as provided in Section 12.06(a), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 14.08 Assignment. Except as provided in Section 2.04, neither Party may assign or delegate any of its rights or duties hereunder to any individual or entity without the prior written consent of the other Party, and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives.

Section 14.09 Governing Law; Venue. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Colorado. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is located. Any litigation arising out of this Agreement shall be brought before the Federal or state courts sitting in the City and County of Denver, Colorado, and the Parties irrevocably waive any right to choose or request any other venue.

Section 14.10 Notices. Any notice, communication, request, instruction, or other document required or permitted hereunder (including notices of Title Defects and Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight delivery service, or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller:

BILL BARRETT CORPORATION
1099 18th Street, Suite 2300
Denver, Colorado 80202
Attention:	Senior Vice President – Business Development
Telephone:	(303) 293-9100
Fax:	(303) 291-0420

With a copy which shall not constitute notice to:

BILL BARRETT CORPORATION
1099 18th Street, Suite 2300
Denver, Colorado 80202
Attention:	Executive Vice President – General Counsel
Telephone:	(303) 293-9100
Fax:	(303) 291-0420

Buyer and Parent Guarantor:

ENCORE ENERGY PARTNERS OPERATING, LLC
c/o VANGUARD NATURAL RESOURCES, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77056
Attention:	Scott Smith and Mark Carnes
Fax No.:	832-327-2260
Tel. No.:	832-377-2206

With a copy which shall not constitute notice to:

Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Attention:	J. Patrick Doherty
Fax No.:	713-572-1001
Tel. No.:	713-572-1000

Either Party may, by written notice delivered to the other Party, change its address for notice purposes hereunder.

Section 14.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12 Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting, or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a) A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the parties, the provisions of the executed Assignment and other executed transaction documents shall take precedence.

(c) Schedules and Exhibits referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d) The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by Laws, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e) The words “includes” and “including” and their derivatives means “includes, but not limited to” or “including, but not limited to,” and corresponding derivative meanings.

(f) The Article, Section, Exhibit, and Schedules references in this Agreement refer to the Articles, Sections, Exhibits, and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g) The term “knowledge” whether or not capitalized, shall mean with respect to (a) Seller the actual knowledge (without duty of inquiry) of any of David R. Macosko (Senior Vice President Accounting), Huntington T. Walker (Senior Vice President-Land), Duane J. Zavadil (Senior Vice President-Government and Regulatory Affairs) and Monty D. Shed (Vice President-Production), and (b) as to Buyer, the actual knowledge (without duty of inquiry) of any of Scott Smith (President and CEO) and Mark Carnes (Director of Acquisitions).

(h) The adjective, “material,” whether or not capitalized, shall mean a situation, circumstance, consequence, or concept whose relevance to the transactions contemplated by this Agreement as a whole is of significance, and would not be considered a small or insignificant deviation from the terms of this Agreement.

(i) The term “Material Adverse Effect“ shall mean any defect, condition, change, or effect (other than with respect to which an adjustment to the Purchase Price has been made) that when taken together with all other such defects, conditions, changes, and effects significantly diminishes the value, use, operations, or development of the Assets taken as a whole. Notwithstanding the foregoing, the following shall not be considered in determining whether a Material Adverse Effect has occurred:

(i) Fluctuations in commodity prices;

(ii) Changes in Laws or Environmental Laws; or

(iii) Changes in the oil and gas industry that do not have a disproportionate impact on the ownership and operation of the Assets.

(j) “Breach” shall mean any breach of, or any falsity or inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, agreement, or instrument contemplated by this Agreement or any event which with the passing of time or the giving or notice, of both, would constitute such a breach, inaccuracy, or failure, provided that to constitute a Breach, such breach, inaccuracy, or failure must diminish the value of the subject matter regarding which the Breach is asserted in an amount of at least One Hundred Thousand Dollars ($100,000.00).

(k) “Tax” means all taxes and any other assessments, duties, fees, levies, or other charges imposed by a Governmental Authority based on or measured by the value of the Assets, the production of Hydrocarbons, the receipt of proceeds with respect to such Assets or Hydrocarbons, or otherwise related in any manner or attributable to the Assets or the production of Hydrocarbons including any production tax, windfall profits tax, severance tax, personal property tax, real property tax, or ad valorem tax, together with any interest, fine, or penalty thereon, or addition thereto.

(l) The plural shall be deemed to include the singular, and vice versa.

Section 14.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 14.14 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

To facilitate the execution and recording of the conveyance of the Assets from Seller to Buyer, the Parties agree that they may execute multiple assignments substantially in the form attached as Exhibit D which contain only that portion of the Assets that are located in a particular county, and all such assignments shall constitute a single conveyance of the Assets from Seller to Buyer.

Section 14.15 Audit Rights. Buyer, at Buyer’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Assets for the period of thirty-six (36) months prior to the Effective Time through the Closing Date. Seller agrees, from the date of this Agreement until one hundred eighty (180) days after Closing, that Seller will cooperate and assist such auditors, including making available (at Buyer’s sole cost and expense) books, records and personnel of Seller reasonably requested by such auditing firm.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

BILL BARRETT CORPORATION

By:	/s/ Fredrick J. Barrett
Name:	Fredrick J. Barrett
Title:	Chief Executive Officer and President

BILL BARRETT CBM CORPORATION

By:	/s/ Fredrick J. Barrett
Name:	Fredrick J. Barrett
Title:	Chief Executive Officer and President

BUYER:

ENCORE ENERGY PARTNERS OPERATING, LLC

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	President and Chief Executive Officer

PARENT GUARANTOR:

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]